The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-219381

Subject to completion, dated November 2, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 20, 2017)

$

      % Senior Notes due 2022

We are offering $       aggregate principal amount of our    % Senior Notes due 2022 (the “Notes”). The Notes will bear interest from             , 2017 at a rate of    % per year. The Notes will mature on November 15, 2022. Interest on the Notes will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on February 15, 2018. We may redeem the Notes at our option, in whole or in part, at any time on or after May 15, 2019 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes—Optional Redemption.” Prior to May 15 , 2019, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest to the date of redemption. In addition, we may redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if certain events occur involving changes in taxation, as described in this prospectus under “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

The Notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured and unsubordinated debt. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

An investment in the Notes involves risks. See the section titled “Risk Factors” of this prospectus to read about factors you should consider before buying the Notes. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

	Per Note	Total
Public offering price(1)(2)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us(3)	$	$
(1)	Plus accrued interest from , 2017 if settlement occurs after such date.
(2)	We have agreed to reimburse the underwriters for certain legal expenses incurred in connection with the offering. See “Underwriting.”
(3)	We shall pay all underwriting discounts and commissions as well as any fees and expense related to this offering with cash on hand.

We will apply for the listing of the Notes on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “SBLKM”. If approved for listing, trading on NASDAQ is expected to commence within 30 days after the Notes are first issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the Notes will be made to investors on or about             , 2017, through the book-entry system of The Depository Trust Company for the accounts of its participants.

Morgan Stanley	Stifel

The date of this prospectus is             , 2017

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which we are offering and selling the Notes. The second part is the accompanying prospectus dated July 20, 2017, which contains and incorporates by reference important business and financial information about us and other information about the offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control. All references in this prospectus supplement to this “prospectus” refer to this prospectus supplement together with the accompanying prospectus.

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

We do not authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. We are not making an offer to sell the Notes in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

S-ii

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 20-F (the “2016 20-F”) for the year ended December 31, 2016, filed with the Commission on March 22, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and
•	Report on Form 6-K (the “Q2 2017 6-K”), filed with the Commission on September 26, 2017, including the exhibits thereto, which contain our unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2017 and 2016 and the associated Management’s Discussion and Analysis of Financial Condition and Results of Operations (Exhibit 99.1).

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state that they are incorporated by reference into this prospectus until this offering is terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)

S-iii

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus supplement is part of the registration statement and does not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

S-iv

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. Where we state that a measurement is “on an As Adjusted Basis” it means that measurement is computed after giving effect to all of the transactions set forth in the bullets in the first paragraph under the caption, “—Capitalization.” As an investor or prospective investor, you should carefully review this entire prospectus and the documents incorporated by reference herein, including the section of this prospectus supplement titled “Risk Factors,” the section of the accompanying prospectus titled “Risk Factors,” “Item 3. Key Information—D. Risk Factors” in our 2016 20-F and the more detailed information that appears later in this prospectus before making an investment in the Notes.

OUR BUSINESS

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. On a fully delivered basis, we will have a fleet of 74 vessels consisting primarily of Newcastlemax, Capesize as well as Kamsarmax, Ultramax and Supramax vessels with a carrying capacity between 209,537 dwt and 52,055 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our highly experienced executive management team, with over 120 years of combined shipping industry experience, is led by Mr. Petros Pappas, who has more than 39 years of shipping industry experience and has managed approximately over 330 vessel acquisitions and dispositions.

As of September 15, 2017, our operating fleet consisted of 71 vessels with an aggregate carrying capacity of approximately 7.5 million dwt and an average age of 8.0 years. We also have three newbuilding vessels under construction at a shipyard in China, one of which will be delivered in November 2017 and the remaining two in January 2018. When our newbuilding program is completed, on a fully delivered basis we expect our 74-vessel fleet to have an average age of 7.9 years and an aggregate carrying capacity of 8.1 million dwt, consisting of Newcastlemax, Capesize, Post Panamax, Kamsarmax, Panamax, Ultramax and Supramax vessels with carrying capacities between 209,537 dwt and 52,055 dwt. On a fully delivered basis and based on publicly available information, we believe our fleet will make us one of the largest U.S. publicly traded dry bulk shipping companies by deadweight tonnage.

As of September 15, 2017, the total aggregate remaining payments related to the construction of our remaining three newbuilding vessels were expected to be $103.5 million, payable upon the delivery of each vessel. We expect HN 1342 (tbn Star Eleni) will be delivered to us in November 2017, and HN 1361 (tbn Star Magnanimus) and HN 1343 (tbn Star Leo) to follow in January 2018. As of September 15, 2017, on an As Adjusted Basis, we had $252.5 million of cash on hand and we had obtained commitments for up to approximately $40.0 million of secured financing for the HN 1361 (tbn Star Magnanimus). We are working on the final documentation of secured financing for up to approximately $60.0 million for the remaining two newbuilding vessels.

We are focused on taking advantage of economies of scale in commercial, technical and procurement management. Our fleet is diversified across the various dry bulk segments (from Newcastlemaxes of approximately 210,000 dwt to Supramaxes of approximately 52,000 dwt) allowing us to serve our customer needs in a variety of dry bulk cargoes over multiple routes across the globe on a continuous basis. For our operating fleet and our newbuildings, we have focused on vessels built at leading Japanese and Chinese shipyards, which, in our experience, are more reliable and less expensive to operate and are accordingly preferred by charterers. Currently, because of prevailing market conditions, we primarily employ our vessels in the spot market, under short term time charters or voyage charters. We deploy a variety of commercial tools in order to improve the commercial performance of our fleet, such as participation in specialized pools, voyage charters, as well as our recently established logistics subsidiary, Star Logistics Management S.A. (“Star Logistics”). We are one of the founding members of the CCL Pool, a commercial platform that specialize in chartering of Capesize vessels and operates approximately 60 Capesize vessels from five prominent dry bulk owners. In addition, we expect that the establishment of Star Logistics will further expand our commercial capability through additional commercial expertise and advanced tools on the Kamsarmax and geared bulk carriers. On a fully-delivered basis, we will have a large, modern, diverse and high-quality fleet, built at leading shipyards. As a result of customer preferences for our ships, nimble commercial management and economies of scale, we believe we will have an opportunity to capitalize on rising market demand during a period of reduced fleet growth.

OUR FOUNDER AND HIS TRACK RECORD

Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 39 years of experience and involvement in approximately over 330 vessel acquisitions and dispositions. Entities under his management and control owned up to 30 vessels in 2001, most of which were acquired during the first quarter of 1997, the second quarter of 1998 and the second quarter of 2001, periods corresponding to low asset values and freight rates. Substantially all of these vessels were sold by the end of 2005, during a period of record high vessel values and levels of the Baltic Dry Index (“BDI”) (a daily average of charter rates for key dry bulk routes).

As further described in “-Our competitive strengths,” Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. (“Oceanbulk Maritime”).

OUR FLEET

As of September 15, 2017, our operating fleet consisted of 71 vessels with an aggregate carrying capacity of approximately 7.5 million dwt and an average age of 8.0 years. We also have three newbuilding vessels under construction at a shipyard in China, all of which are expected to be delivered by the end of January 2018. When our newbuilding program is completed, on a fully delivered basis we expect our 74-vessel fleet to have an average age of 7.9 years and an aggregate carrying capacity of 8.1 million dwt.

Our fleet also included one chartered-in vessel, the Astakos (ex- Maiden Voyage), which we sold on September 15, 2015 to a third party and chartered in under a two-year time charter. The charter, which expired in August 2017, was accounted for as operating lease.

The following tables present summary information relating to our existing fleet and our newbuilding vessels as of September 15, 2017:

Existing On the Water Fleet

	Vessel Name	Vessel Type	Capacity (dwt)	Year Built	Date Delivered to Star Bulk
1	Goliath	Newcastlemax	209,537	2015	July-15
2	Gargantua	Newcastlemax	209,529	2015	April-15
3	Star Poseidon	Newcastlemax	209,475	2016	February-16
4	Maharaj	Newcastlemax	209,472	2016	July-15
5	Star Ariadne(1)	Newcastlemax	207,812	2017	March-17
6	Star Virgo(1)	Newcastlemax	207,810	2017	March-17
7	Star Libra(1)	Newcastlemax	207,765	2016	June-16
8	Star Marisa(1)	Newcastlemax	207,709	2016	March-16
9	Leviathan	Capesize	182,511	2014	September-14
10	Peloreus	Capesize	182,496	2014	July-14
11	Star Martha	Capesize	180,274	2010	October-14
12	Star Pauline	Capesize	180,274	2008	December-14
13	Pantagruel	Capesize	180,181	2004	July-14
14	Star Borealis	Capesize	179,678	2011	September-11
15	Star Polaris	Capesize	179,600	2011	November-11
16	Star Angie	Capesize	177,931	2007	October-14
17	Big Fish	Capesize	177,662	2004	July-14
18	Kymopolia	Capesize	176,990	2006	July-14
19	Big Bang	Capesize	174,109	2007	July-14
20	Star Aurora	Capesize	171,199	2000	September-10
21	Amami	Post Panamax	98,681	2011	July-14
22	Madredeus	Post Panamax	98,681	2011	July-14
23	Star Sirius	Post Panamax	98,681	2011	March-14
24	Star Vega	Post Panamax	98,681	2011	February-14
25	Star Angelina	Kamsarmax	82,981	2006	December-14
26	Star Gwyneth	Kamsarmax	82,790	2006	December-14

	Vessel Name	Vessel Type	Capacity (dwt)	Year Built	Date Delivered to Star Bulk
27	Star Kamila	Kamsarmax	82,769	2005	September-14
28	Pendulum	Kamsarmax	82,619	2006	July-14
29	Star Maria	Kamsarmax	82,598	2007	November-14
30	Star Markella	Kamsarmax	82,594	2007	September-14
31	Star Danai	Kamsarmax	82,574	2006	October-14
32	Star Georgia	Kamsarmax	82,298	2006	October-14
33	Star Sophia	Kamsarmax	82,269	2007	October-14
34	Star Mariella	Kamsarmax	82,266	2006	September-14
35	Star Moira	Kamsarmax	82,257	2006	November-14
36	Star Nina	Kamsarmax	82,224	2006	January-15
37	Star Renee	Kamsarmax	82,221	2006	December-14
38	Star Nasia	Kamsarmax	82,220	2006	August-14
39	Star Laura	Kamsarmax	82,209	2006	December-14
40	Star Jennifer	Kamsarmax	82,209	2006	April-15
41	Star Helena	Kamsarmax	82,187	2006	December-14
42	Star Charis	Kamsarmax	81,711	2013	March-17
43	Star Suzanna	Kamsarmax	81,711	2013	May-17
44	Mercurial Virgo	Kamsarmax	81,545	2013	July-14
45	Star Iris	Panamax	76,466	2004	September-14
46	Star Emily	Panamax	76,417	2004	September-14
47	Star Vanessa(2)	Panamax	72,493	1999	November-14
48	Idee Fixe(1)	Ultramax	63,458	2015	March-15
49	Roberta(1)	Ultramax	63,426	2015	March-15
50	Laura(1)	Ultramax	63,399	2015	April-15
51	Kaley(1)	Ultramax	63,283	2015	June-15
52	Kennadi	Ultramax	63,262	2016	January-16
53	Mackenzie	Ultramax	63,226	2016	March-16
54	Star Challenger	Ultramax	61,462	2012	December-13
55	Star Fighter	Ultramax	61,455	2013	December-13
56	Star Lutas	Ultramax	61,347	2016	January-16
57	Honey Badger	Ultramax	61,320	2015	February-15
58	Wolverine	Ultramax	61,292	2015	February-15
59	Star Antares	Ultramax	61,258	2015	October-15
60	Star Acquarius	Ultramax	60,916	2015	July-15
61	Star Pisces	Ultramax	60,916	2015	August-15
62	Diva	Supramax	56,582	2011	July-17
63	Strange Attractor	Supramax	55,742	2006	July-14
64	Star Omicron	Supramax	53,489	2005	April-08
65	Star Gamma	Supramax	53,098	2002	January-08
66	Star Zeta	Supramax	52,994	2003	January-08
67	Star Delta	Supramax	52,434	2000	January-08
68	Star Theta	Supramax	52,425	2003	December-07
69	Star Epsilon	Supramax	52,402	2001	December-07
70	Star Cosmo	Supramax	52,247	2005	July-08
71	Star Kappa	Supramax	52,055	2001	December-07
		Total dwt:	7,481,854
(1)	Subject to a bareboat charter accounted for as a capital lease.
(2)	We have agreed to sell this vessel and have delivered it to its new owner on November 1, 2017.

Newbuilding Vessels

	Vessel Name	Vessel Type	Capacity (dwt)	Shipyard	Expected Delivery Date
1	HN 1342 (tbn Star Eleni)	Newcastlemax	208,000	SWS, China	November-17
2	HN 1361 (tbn Star Magnanimus)(1)	Newcastlemax	208,000	SWS, China	January-18
3	HN 1343 (tbn Star Leo)	Newcastlemax	208,000	SWS, China	January-18
		Total dwt:	624,000
(1)	Subject to a bareboat charter that will be accounted for as a capital lease.

OUR COMPETITIVE STRENGTHS

We believe that we possess a number of competitive strengths in our industry, including:

Track record of fleet growth with an extensive pipeline of attractive newbuilding vessels

Our operating fleet of dry bulk carrier vessels was built at leading Japanese, Chinese and Korean shipyards between 1999 and 2017, all of which are serving existing customers. Our management team’s newbuilding philosophy has been to focus on building vessels exclusively at what we believe to be among the leading shipyards in Japan and China rather than simply purchasing available slots at any shipyard. Based on our experience, we believe that charterers will prefer newer, high-quality vessels and that such vessels will help to reduce operating and maintenance expenses and increase utilization rates. Since our creation, Mr. Pappas has leveraged his relationships with the shipyards to carefully plan our newbuilding program. Our newbuilding program was designed to take advantage of economies of scale as quickly as practicable, adding since 2014 a total capacity of approximately 2.8 million dwt over 22 vessels. We currently have agreements for three newbuilding vessels with a leading shipyard in China, one of which will be delivered to us in 2017 and the remaining two in 2018. As of September 15, 2017, the average age of our operating fleet was 8.0 years. When our newbuilding program is completed (which we expect in the first quarter of 2018), on a fully delivered basis, our fleet is expected to consist of 74 wholly owned vessels, with an average age of 7.9 years and an aggregate capacity of 8.1 million dwt. We believe that our operating fleet and our expected newbuilding vessels delivery schedule give us a competitive advantage.

Focus on fuel efficiency and improving vessel operations

All of our newbuilding vessels and 22 of our operating vessels are Eco-type vessels, which enable us to take advantage of available fuel cost savings and operational efficiencies and give us the opportunity to generate advantageous daily time charter equivalent (“TCE”) rates, particularly in an environment in which charterhire rates are relatively low. In addition, over 30% of our operating fleet has been equipped with a sophisticated vessel remote monitoring system that allows us to collect real-time information on the performance of critical on-board equipment, with a particular focus on fuel consumption and engine performance. Using this information, we are able to be proactive in identifying potential problems and evaluating optimum operating parameters during various sea passage conditions. We also are able to compare actual vessel performance to reported vessel performance and provide feedback to crews in real time, thereby reducing the likelihood of errors or omissions by our crews. The vessel remote monitoring system is designed to enhance our ability to manage the operations of our vessels, thereby increasing operational efficiency and reducing maintenance costs and off-hire time. In addition, because of the similarities between certain of our vessels, we can take advantage of efficiencies in crewing, training and spare parts inventory management and can apply technical and operational knowledge of one ship to its sisterships. In addition to our Eco-type vessels, 29 of our operating vessels are being equipped with sliding engine valves and alpha lubricators, making them semi-Eco vessels with increased fuel efficiency and decreased lubricant consumption.

Experienced management team with a strong track record in the shipping industry

Our company’s leadership has considerable shipping industry expertise. Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 39 years of experience and more than 330 vessel acquisitions and dispositions. Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime. Mr. Pappas also has extensive relationships in the shipping industry, and he has leveraged his deep relationships with shipbuilders to formulate our newbuilding program.

Mr. Hamish Norton, our President, is also the Head of Corporate Development and Chief Financial Officer of Oceanbulk Maritime with more than 24 years of experience in the shipping industry. Prior to joining Oceanbulk Maritime, from 2007 through 2012, Mr. Norton was a Managing Director and the Global Head of the Maritime Group at Jefferies LLC, and from 2003 to 2007, he was head of the shipping practice at Bear Stearns. Mr. Norton has advised in numerous capital markets and mergers and acquisitions transactions by shipping companies.

Mr. Christos Begleris, our Co-Chief Financial Officer, has served as Deputy Chief Financial Officer of Oceanbulk Maritime since 2013 and was the Chief Financial Officer of Oceanbulk from January 2014. He has been involved in the shipping industry since 2008 and has considerable banking and capital markets experience, having executed more than $9.0 billion of acquisitions and financings.

Mr. Simos Spyrou, our Co-Chief Financial Officer, has served as Chief Financial Officer of Star Bulk since September 2011. Mr. Spyrou has more than 14 years of experience in the Greek equity and derivative markets at the Hellenic Exchanges Group.

Mr. Nicos Rescos, our Chief Operating Officer, has served as the Chief Operating Officer of Oceanbulk Maritime since April 2010 and the Commercial Director of Goldenport Holdings Inc. since 2000. He has been involved in the shipping industry in key commercial positions since 1993 and has strong expertise in the dry bulk, container and product tanker markets, having been responsible for more than 150 vessel acquisitions and dispositions.

Extensive relationships with customers, lenders, shipyards and other shipping industry participants

Through Mr. Pappas and our senior management team, we have strong global relationships with shipping companies, charterers, shipyards, brokers and commercial shipping lenders. Our senior management team has a long track record in the voyage chartering of dry bulk ships, which we expect will be of great benefit to us in increasing the profitability of our fleet. The chartering team has long experience in the business of arranging voyage and short-term time charters and can leverage its extensive industry relationships to arrange for favorable and profitable charters. We believe that these relationships with these counterparties and our strong sale and purchase track record and reputation as a creditworthy counterparty should provide us with access to attractive asset acquisitions, chartering and ship financing opportunities. Mr. Pappas has also leveraged his deep relationships with various shipyards to enable us to implement our newbuilding program with vessels of high specification.

OUR BUSINESS STRATEGIES

Our primary objectives are to grow our business profitably and to continue to grow as a successful owner and operator of dry bulk vessels. The key elements of our strategy are:

Preserve liquidity during the current dry bulk market downturn through efficient operations

The BDI declined 35% during 2015 and reached its all-time low of 290 in February 2016. The dry bulk market has since rebounded from its all-time lows, reaching a new high of 1,588 in October 2017. In this environment, we have taken all necessary actions to preserve our liquidity through vessel sales during late 2015 and 2016, renegotiation of price and delivery dates with the shipyards for our newbuilding fleet, restructuring our indebtedness, as well as optimization of vessel operations to reduce voyage and operating costs. Our management is focused on making us a leading operator in terms of cost without sacrificing the quality of our operations. Reflecting the continued quality of our vessels, as of October 2017, we are considered as a top quality service provider and were assigned the third position among 70 shipowners by Rightship, a ratings agency that evaluates the condition of dry bulk vessels.

Capitalize on potential increases in charterhire rates for dry bulk shipping

The dry bulk shipping industry is cyclical in nature. The recent historically low dry bulk charterhire rates act as a catalyst for ship owners, who scrap a significant number of vessels, until equilibrium between demand and supply of vessels is achieved. Based on our analysis of industry dynamics, we believe that dry bulk charterhire rates will rise for the medium term due to drastic supply cuts that we expect will result from owners’ actions in the short term. The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. As of the beginning of October, 2017, the global dry bulk carrier order book amounted to approximately 7.9% of the existing fleet at that time. The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. Generally, dry bulk carriers at or over 25 years old are likely candidates to be scrapped; however due to the deteriorating freight environment prior to this year we have seen younger vessels sent to the scrapyards. During 2016, a total of 29.1 million dwt was scrapped, representing the third highest level in the history of the dry bulk industry. Up until the beginning of September 2017, we observed a slow-down in the demolition rate, with 12.1 million dwt being scrapped since the beginning of January 2017, as compared with the same period in the preceding year, in which 25.51 million dwt had been scrapped. Historically, from 2006 to 2016, vessel annual demolition rates ranged from 0.5 million dwt to 33.4 million dwt. We have also observed the conversion of a number of newbuilding dry bulk vessels to tanker and container vessels, which we consider has the positive consequence of reducing dry bulk vessel deliveries and hence supply. We expect that the relatively weak freight rate environment will continue to dissuade ship owners from ordering further dry bulk vessels. By reducing vessel supply, we believe that the above three factors will have a positive effect on freight rates in the future. While the charter market remains at current levels, we intend to operate our vessels in the spot market under short-term time charter market or voyage charters in order to benefit from any future increases in charter rates.

Charter our vessels in an active and sophisticated manner

Our business strategy is centered on arranging voyage and short-term time charters for our vessels given the current relatively low market levels. This approach is also tailored specifically to the fuel efficiency of our newbuilding and newly delivered vessels. While this process is more difficult and labor intensive than placing our vessels on longer-term time charters, it can lead to greater profitability, particularly for vessels that have lower fuel consumption than typical vessels. When operating a vessel on a voyage charter, we (as owner of the vessel) will incur fuel costs, and therefore, we are in a position to benefit from fuel savings (particularly for our Eco-type vessels). If charter market levels rise, we may employ part of our fleet in the long-term time charter market, while we may be able to more advantageously employ our newbuilding and newly delivered vessels in the voyage charter market in order to capture the benefit of available fuel cost savings. Our large, diverse and high quality fleet provides scale to major charterers, such as iron ore miners, utility companies and commodity trading houses. On December 17, 2014, we announced the formation of a long-term strategic partnership with a significant iron ore mining company for the chartering of three Newcastlemax vessels, under an index-linked voyage charter for a five-year period. This arrangement will allow us to take the full benefit of the vessels’ increased cargo carrying capacity as well as potential savings arising from their fuel efficiency, as we will be compensated on a $/ton basis, while being responsible for the voyage expenses of the vessels. We seek similar arrangements with other charterers, providing the scale required for the transportation of large commodity volumes over a multitude of trading routes around the world.

On January 25, 2016, we entered into a Capesize vessel pooling agreement (“CCL”) with BOCIMAR INTERNATIONAL NV, GOLDEN OCEAN GROUP LIMITED and C TRANSPORT HOLDING LTD. During 2017, we operated up to seven of our Capesize dry bulk vessels, which had previously been operating in the spot market, as part of one combined CCL fleet. Together with our vessels, the CCL fleet consists of approximately 60 modern Capesize vessels and is managed out of Singapore and Antwerp. Each vessel owner continues to be responsible for the operating, accounting and technical management of its respective vessels. We expect to achieve improved scheduling ability through the joint marketing opportunity that CCL represents for our Capesize vessels, with the overall aim of enhancing economic efficiencies.

On October 30, 2017 we announced the formation of Star Logistics, which will focus on servicing the end user by connecting origination and destination of dry bulk commodities. The move is expected to further expand our commercial capability through additional commercial expertise and advanced tools on the Kamsarmax and geared bulk carriers (Ultramax and Supramax). Moreover, it will provide us with access to considerable cargo flow and market information as it is staffed by an experienced team of shipping logistics professionals and will be based in Geneva, Switzerland, offering us a significant presence in a main center of the dry bulk commodities arena.

Expand and renew our fleet through opportunistic acquisitions of high-quality vessels at attractive prices

As of September 15, 2017, we had contracts for three additional newbuilding vessels with an aggregate capacity of approximately 0.6 million dwt. If market conditions improve, we may opportunistically acquire high-quality vessels at attractive prices that are accretive to our cash flow. We also look to opportunistically renew our fleet by replacing older vessels that have high maintenance and survey costs with newer vessels that have lower operating costs, fewer maintenance and survey requirements, lower fuel consumption and overall enhanced commercial attractiveness to our charterers. When evaluating acquisitions, we will consider and analyze, among other things, our expectations of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry may present an opportunity for us to grow our fleet at favorable prices.

Maintain a strong balance sheet through moderate use of leverage

We plan to finance our fleet, including future vessel acquisitions, with a mix of debt (subject to certain restrictions in our debt agreements) and equity, and we intend to maintain moderate levels of leverage over time, even though we may have the capacity to obtain additional financing. As of June 30, 2017, our debt to total capitalization ratio was approximately 50%. Charterers have increasingly favored financially solid vessel owners, and we believe that our balance sheet strength will enable us to access more favorable chartering opportunities, as well as give us a competitive advantage in pursuing vessel acquisitions from commercial banks and shipyards, which in our experience have recently displayed a preference for contracting with well-capitalized counterparties.

OAKTREE

Oaktree is our largest shareholder. Oaktree Capital Management, L.P., together with its affiliates, is a leader among global investment managers specializing in alternative investments, with $100 billion in assets under management as of September 30, 2017. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime, which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RECENT DEVELOPMENTS

On October 30, 2017, we announced the formation of Star Logistics. As described above, Star Logistics will focus on servicing the end user by connecting origination and destination of dry bulk commodities. The move is expected to further expand our commercial capability through additional commercial expertise and advanced tools on the Kamsarmax and geared bulk carriers (Ultramax and Supramax). Moreover, it will provide us with access to considerable cargo flow and market information.

In June 2017, we entered into a definitive agreement with ABN AMRO N.V., for a financing of an aggregate amount of $30.8 million. The facility consists of two tranches. The first tranche of $16.0 million was used to partially finance the acquisition cost of the new Kamsarmax vessels, Star Charis and Star Suzanna. The second tranche of $14.8 million was used to prepay in full all outstanding amounts under the Heron Vessels Facility (as defined in the 2016 20-F), which was terminated. The second tranche is secured by the vessels Star Angelina and Star Gwyneth, which secured the Heron Vessels Facility.

In July 2017, following the refinancing of the Heron Vessels Facility and the execution of Supplemental Agreements with all Lenders under our other Senior Secured Credit Facilities, we completed the Restructuring Transactions in their entirety (all capitalized terms referred to in this paragraph are defined in the 2016 20-F).

THE OFFERING

The summary below describes the principal terms of the Notes, and is qualified in its entirety by the terms of the indenture governing the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer
Star Bulk Carriers Corp.
Securities Offered
$      aggregate principal amount of our   % Senior Notes due 2022 issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.
Issue Date
          , 2017.
Maturity Date
The Notes will mature on November 15, 2022.
Interest
The Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears on February 15, May 15, August 15 and November 15 commencing on February 15, 2018.
Use of proceeds
We intend to use the proceeds from our sale of Notes in this offering to redeem in full our 8.00% Senior Notes due 2019, which mature in November 2019. We expect to use cash on hand to pay any related fees and expenses. See “Use of Proceeds.”
Ranking
The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated debt. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries.
Optional Redemption
We may redeem the notes in whole or in part on and after May 15, 2019, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption.

Prior to May 15, 2019 we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption.

See “Description of Notes—Optional Redemption” and “Description of Notes–Notice of Redemption.”

No Security or Guarantees
None of our obligations under the Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.
Change of Control
Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of the Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.”

Covenants
The indenture governing the Notes contains certain restrictive covenants, including covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth, and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”
Additional Notes
We may “reopen” the Notes at any time without the consent of the holders of the Notes and issue additional notes with the same terms as the Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with the Notes, provided that if the additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
Listing
We will apply for the listing of the Notes on the NASDAQ under the symbol “SBLKM”. If approved for listing, trading on NASDAQ is expected to commence within 30 days after the Notes are first issued.
Form
The Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus. For additional information, please read “Book-Entry System” in this prospectus.
Additional Amounts; Tax Redemption
Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a Specified Tax Jurisdiction (as defined in this prospectus), we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts.”

We may also, at our option, redeem the Notes, in whole but not in part, at any time at 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Amounts (as defined in this prospectus), if any, to the date of redemption in the event of certain changes in the law of any Specified Tax Jurisdiction (as defined in this prospectus) that would require us to pay Additional Amounts to holders of the Notes, and which obligation cannot be avoided by taking reasonable measures available to us. See “Description of Notes—Optional Redemption for Changes in Withholding Taxes” and “—Additional Amounts.”

Settlement
We expect to deliver the Notes against payment therefor on or about the date specified on the cover page of this prospectus, which will be the           business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second day before settlement will be required, by virtue of the fact that the Notes initially will settle T+      , to specify an alternative settlement arrangement to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to the second day before settlement are urged to consult their own advisor.
Risk Factors
An investment in the Notes involves risks. See the section titled “Risk Factors” of this prospectus to read about factors you should consider before buying the Notes. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

Summary Historical Financial and Operating Information

Set forth below are the summary historical consolidated financial and other data of Star Bulk and its consolidated subsidiaries for the periods and as of the dates indicated.

The summary historical consolidated financial data as of and for the years ended December 31, 2014, 2015 and 2016 have been derived from our consolidated financial statements as of such dates and for such years, which have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., as indicated in the 2016 20-F.

The summary historical consolidated financial data as of and for the six months ended June 30, 2017 and 2016 have been derived from our consolidated financial statements as of such dates and for such periods included in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2017 (contained in Exhibit 99.1 to the Q2 2017 6-K), which are unaudited but which have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the information set forth therein.

The summary historical consolidated financial data below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in the 2016 20-F, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in Exhibit 99.1 to the Q2 2017 6-K.

	Year ended December 31,			Six months ended
	2014(1)	2015	2016	June 30, 2016	June 30, 2017
Income Statement Data (In thousands of U.S. Dollars, except per share and share data):
Voyage revenues	$145,041	$234,035	$221,987	$98,862	$143,471
Management fee income	2,346	251	119	91	—
	147,387	234,286	222,106	98,953	143,471

Voyage expenses	42,341	72,877	65,821	37,284	31,649
Charter-in hire expenses	—	1,025	3,550	1,918	1,736
Vessel operating expenses	53,096	112,796	98,830	49,364	49,560
Dry docking expenses	5,363	14,950	6,023	1,583	3,248
Depreciation	37,150	82,070	81,935	40,847	40,387
Management fees	158	8,436	7,604	3,911	3,689
General and administrative expenses	32,723	23,621	24,602	13,298	17,316
Bad debt expense	215	—	—	—	—
(Gain)/loss on forward freight agreements	—	—	(411)	(283)	541
Impairment loss	—	321,978	29,221	6,694	—
Loss on time charter agreement termination	—	2,114	—	—	—
Other operational loss	94	—	503	109	751
Other operational gain	(10,003)	(592)	(1,565)	(50)	(2,461)
Loss on sale of vessels	—	20,585	15,248	21	370
Gain from bargain purchase	(12,318)	—	—	—	—
	148,819	659,860	331,361	154,696	146,786
Operating income/(loss)	(1,432)	(425,574)	(109,255)	(55,743)	(3,315)

Interest and finance costs	(9,575)	(29,661)	(41,217)	(19,694)	(23,766)
Interest and other income	629	1,090	876	154	1,223
Gain/(Loss) on derivative financial instruments, net	(799)	(3,268)	(2,116)	(4,681)	100
Loss on debt extinguishment	(652)	(974)	(2,375)	(1,801)	(358)
Total other expenses, net	(10,397)	(32,813)	(44,832)	(26,022)	(22,801)
Income/(loss) before equity in income of investee	(11,829)	(458,387)	(154,087)	(81,765)	(26,116)

	Year ended December 31,			Six months ended
	2014(1)	2015	2016	June 30, 2016	June 30, 2017
Equity in income of investee	106	210	126	69	4
Income/(loss) before taxes	(11,723)	(458,177)	(153,961)	(81,696)	(26,112)
US source income taxes	—	—	(267)	—	(117)
Net income/(loss)	$(11,723)	$(458,177)	$(154,228)	$(81,696)	$(26,229)
Earnings/(loss) per share, basic	$(1.00)	$(11.71)	$(3.24)	$(1.86)	$(0.42)
Earnings/(loss) per share, diluted	$(1.00)	$(11.71)	$(3.24)	$(1.86)	$(0.42)
Weighted average number of shares outstanding, basic	11,688,239	39,124,673	47,574,454	43,880,713	62,188,645
Weighted average number of shares outstanding, diluted	11,688,239	39,124,673	47,574,454	43,880,713	62,188,645
Other Financial Data (In thousands of U.S. Dollars):
Net cash provided by operating activities	$12,819	$(14,578)	$(33,448)	$(35,972)	$20,336
Net cash provided by/(used in) investing activities	$(437,075)	$(397,533)	$(13,216)	$(24,568)	$(115,775)
Net cash provided by/(used in) financing activities	$456,708	$534,167	$20,366	$(6,961)	$140,563
Fleet Data:
Average number of vessels(2)	28.88	69.06	69.77	70.90	68.40
Total ownership days for fleet(3)	10,541	25,206	25,534	12,896	12,384
Total available days for fleet(4)	10,413	24,204	24,989	12,438	12,456
Fleet Utilization(5)	99%	96%	97%	95%	99%
Average daily results (In U.S. Dollars):
Time charter equivalent(6)	10,450	7,052	6,260	4,971	8,977
Vessel operating expenses(7)	5,037	4,475	3,871	3,828	4,002
Balance Sheet Data at period end (In thousands of U.S. Dollars):
Cash and cash equivalents	$86,000	$208,056	$181,758	$140,555	$226,882
Advances for vessels under construction and vessel acquisition	454,612	127,910	64,570	55,892	46,472
Vessels and other fixed assets, net	1,441,851	1,757,552	1,707,209	1,802,507	1,796,943
Total assets	2,054,055	2,148,846	2,011,702	2,063,240	2,136,491
Current portion of long-term debt and short-term lease commitments	140,198	131,631	6,235	9,137	16,652
Total long-term debt, including long term lease commitments, excluding current portion, net of deferred finance fees	709,389	795,267	896,332	915,193	977,614
8.00% Senior Notes due 2019, net of unamortized deferred finance fees	47,890	48,323	48,757	48,539	48,972
Common Stock	218	438	566	440	634
Total Stockholders’ equity	1,154,302	1,135,358	1,037,230	1,055,684	1,068,350
Total liabilities and stockholders’ equity	$2,054,055	$2,148,846	$2,011,702	$2,063,240	$2,136,491
(1)	On July 11, 2014, pursuant to an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated as of June 16, 2014, we acquired Oceanbulk Shipping LLC and Oceanbulk Carriers LLC (together, “Oceanbulk”) from affiliates of Oaktree and the family members of Mr. Pappas (the “Sellers”). Oceanbulk owned and operated a fleet of 12 dry bulk carrier vessels and owned contracts for the construction of 25 newbuilding dry bulk fuel-efficient Eco-type vessels at shipyards in Japan and China. The consideration paid by us in the Merger to the Sellers was 9,679,153 common shares, adjusted for the June 2016 Reverse Stock Split. The Merger Agreement also provided for the acquisition (the “Heron Transaction”) by us of two Kamsarmax vessels (the “Heron Vessels”), from Heron Ventures Ltd. (“Heron”). We issued 423,141 common shares, adjusted for the June 2016 Reverse Stock Split, as consideration for the Heron Vessels. Concurrently with the transactions under the Merger Agreement, we completed a transaction (the “Pappas Transaction”), in which we acquired entities owned and controlled by affiliates of the family of Mr. Pappas that owned and operated a dry bulk carrier vessel and had a contract for the construction of a newbuilding dry bulk carrier vessel, which was delivered to us in January 2015. The consideration paid by us in the Pappas Transaction was 718,546 common shares, adjusted for the June 2016 Reverse Stock Split. We refer to the foregoing transactions as the “July 2014 Transactions”.

(2)	Average number of vessels is the number of vessels that constituted our operating fleet for the relevant period, as measured by the sum of the number of days each operating vessel was a part of our operating fleet during the period divided by the number of calendar days in that period.
(3)	Ownership days are the total number of calendar days each vessel in the fleet was owned by us for the relevant period.
(4)	Available days for the fleet are the ownership and charter-in days (which were nil for 2014, 107 days in 2015, 366 days in 2016, 182 days and 181 days in the six-month periods ended June 30, 2016 and 2017, respectively) after subtracting off-hire days for major repairs, dry docking or special or intermediate surveys and lay-up days, if any.
(5)	Fleet utilization is calculated by dividing available days by ownership days plus charter-in days for the relevant period, (which were nil for 2014, 107 days in 2015, 366 days in 2016 182 days and 181 days in the six-month periods ended June 30, 2016 and 2017, respectively). Please see below in footnote 6 regarding the revised method of our calculation of fleet utilization and its application retrospectively for all periods presented herein.
(6)	Time charter equivalent rate (the “TCE rate”) represents the weighted average daily TCE rates of our entire fleet. TCE rate is a measure of the average daily revenue performance of a vessel on a per voyage basis. Starting with the fourth quarter of 2016, we now calculate the TCE rate by dividing voyage revenues (net of voyage expenses and amortization of fair value of above/below market acquired time charter agreements) by available days. We believe the revised method will better reflect the chartering mix of our larger fleet and is more comparable to the method used by our peers. A corresponding change was also applied in the calculation of fleet utilization discussed above. Both changes have been applied retrospectively for all periods presented herein. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which its vessels may be employed between the periods. We included TCE revenues, a non-GAAP measure, as it provides additional meaningful information in conjunction with voyage revenues, the most directly comparable GAAP measure, and it assists our management in making decisions regarding the deployment and use of our operating vessels and in evaluating our financial performance. Our calculation of TCE rate may not be comparable to that reported by other companies. For further information concerning our calculation of TCE rate and of reconciliation of TCE rate to voyage revenue, please see “Item 5. Operating and Financial Review and Prospects - A. Operating Results” in our 2016 20-F. The following table reflects the calculation of our TCE rates and the reconciliation of the TCE revenue to voyage revenue as reflected in the consolidated statement of operations:
	Year ended			Six-months ended
(In thousands of U.S. Dollars, except as otherwise stated)	December 31, 2014	December 31, 2015	December 31, 2016	June 30, 2016	June 30, 2017
Voyage revenues	$145,041	$234,035	221,987	$98,862	$143,471
Less:
Voyage expenses	(42,341)	(72,877)	(65,821)	(37,284)	(31,649)
Plus:
Amortization of fair value of below/above market acquired time charter agreements	6,113	9,540	254	254	—
Time charter equivalent revenues	$108,813	$170,698	$156,420	$61,832	$111,822
Fleet available days	10,413	24,204	24,989	12,438	12,456
Daily time charter equivalent (TCE) rate (in U.S. Dollars)	$10,450	$7,052	$6,260	$4,971	$8,977
(7)	Average daily operating expenses per vessel are calculated by dividing vessel operating expenses by ownership days.

RISK FACTORS

An investment in the Notes involves risks. Before deciding whether to purchase the Notes, you should consider the risks discussed in the accompanying prospectus, including the sections of the accompanying prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” and those set forth under the heading “Item 3. Key Information—D. Risk Factors” in the 2016 20-F, that we have incorporated by reference into this prospectus. While we believe that these risks are the most important for you to consider, you should read this section in conjunction with our financial statements, the notes to those financial statements and our management’s discussion and analysis of financial condition and results of operations included in our periodic reports and incorporated into this prospectus by reference.

Risks of Investing in the Notes and Risks Related to our Other Indebtedness

Your investment in the Notes is subject to our credit risk.

The Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on the Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes.

Our significant indebtedness could significantly limit our ability to execute our business strategy and has increased the risk of default under our debt obligations.

As of September 15, 2017, we had $1,037.7 million of outstanding indebtedness (including capital lease commitments on an As Adjusted Basis).

Our outstanding debt agreements impose operating and financial restrictions on us. These restrictions limit our ability, or the ability of our subsidiaries party thereto, to:

•	pay dividends if there is an event of default under our credit facilities or if the amounts we have deferred in our recent debt restructuring transactions have not been repaid in full;
•	incur additional indebtedness, including the issuance of guarantees, or refinance or prepay any indebtedness, unless certain conditions exist;
•	create liens on our assets, unless otherwise permitted under our credit facilities;
•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;
•	acquire new or sell vessels, unless certain conditions exist;
•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or
•	enter into a new line of business.

In addition, our credit facilities and other financing arrangements require us or our subsidiaries to maintain various financial ratios, including:

•	a minimum percentage of aggregate vessel value to secured loans (security cover ratio or “SCR”);
•	a maximum ratio of total liabilities to market value adjusted total assets;
•	a minimum EBITDA to interest coverage ratio;
•	a minimum liquidity; and
•	a minimum market value adjusted net worth.

Although compliance with our covenants temporarily has been substantially relaxed or waived pursuant to a global restructuring plan between us and our lenders, because some of these ratios are dependent on the market value of our vessels, should our charter rates or vessel values materially decline in the future, we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy our financial or other covenants, or that our lenders will waive any failure to do so.

These covenants and restrictions may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our debt agreements could result in a default under our debt agreements. If a default occurs under our credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets.

Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. We cannot provide assurance that our business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, further restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our debt agreements may limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Our substantial indebtedness and the restrictions included in our debt agreements could materially and adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make us more vulnerable to general adverse economic, regulatory and industry conditions, and could limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete.

Servicing our current or future indebtedness and other financing arrangements limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Our existing and future indebtedness and other financing arrangements require us to dedicate a part of our cash flow from operations to paying interest on our indebtedness under such facilities. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our credit facilities and other financing arrangements bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the dry bulk industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans to the extent permitted by our credit agreements, such as:

•	seeking to raise additional capital;
•	refinancing or restructuring our debt;
•	selling vessels; or
•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under our credit facilities or other financing arrangements, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt.

We may not be able to refinance indebtedness incurred under our loan and credit facilities if we are not able to meet our debt service requirements relating to such indebtedness, or we may be unable to borrow under our existing or future debt agreements, which may adversely affect our business, financial condition, results of operations and cash flows.

As discussed above, we have currently and expect to have in the future, a substantial amount of outstanding indebtedness. We may not be able to refinance our indebtedness on terms that are acceptable to us or at all. For so long as we have outstanding indebtedness under our credit facilities and debt securities, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. We may not be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans or sell our assets. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our loan and credit facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders. In addition, if the recent financial difficulties experienced by financial institutions worldwide lead to such institutions being unable to meet their lending commitments, that inability could have a material adverse effect on our ability to meet our obligations and grow our fleet. If we are not able to borrow under our existing or future debt agreements and are unable to find alternative sources of financing on terms that are acceptable to us or at all, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on the Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the Notes or to make funds available for that purpose. The Notes will not be guaranteed by any of our subsidiaries or any other person. The rights of holders of the Notes will be structurally subordinated to the rights of holders of our subsidiaries’ liabilities and preferred equity. A default by a subsidiary under its liabilities or preferred equity could result in a block on distributions from the affected subsidiary to us. The Notes will be structurally subordinated to all existing and future liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of liabilities and preferred equity of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 15, 2017, on an As Adjusted Basis, we had a total of $1,037.7 million of outstanding indebtedness (all of which was secured by the assets of our subsidiaries). Our $40.0 million of committed indebtedness will be secured and will be incurred or guaranteed by our subsidiaries, as will the up to $60.0 million of debt financing we expect to incur to complete our newbuilding program. In addition, the indenture under which the Notes will be issued will permit our subsidiaries to incur additional debt in certain circumstances.

The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

The Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. As of September 15, 2017, on an As Adjusted Basis, we had $1,037.7 million of total outstanding indebtedness all of which was secured debt. Our $40.0 million of committed indebtedness will be secured, as will the up to $60.0 million of debt financing we expect to incur to complete our newbuilding program. We will continue to have the ability to incur additional secured debt, subject to limitations in our credit facilities and the indenture relating to the Notes.

The occurrence of a default under the financial covenants contained in the indenture governing the notes offered hereby depends of the occurrence of a default under the Subject Vessel Financing Facilities.

The indenture governing the notes offered hereby will provide that for so long as any Subject Vessel Financing Facility remains outstanding, the financial covenants in the indenture governing the notes offered hereby shall be deemed not to have been breached unless at least one financial covenant in all of the then-outstanding Subject Vessel Financing Facilities has also been breached at such time, without giving effect to any amendments or waivers to such Subject Vessel Financing Facilities after the issue date of the notes offered hereby. Accordingly, for so long as the Subject Vessel Financing Facilities remain in place, a breach of a financial covenant contained in the indenture governing the notes offered hereby will only occur upon on the occurrence of a breach of a financial covenant in all of the Subject Vessel Financing Facilities then-outstanding. You should review the descriptions of the Subject Vessel Financing Agreements included and incorporated by reference in this prospectus supplement before making a decision to invest in the notes. See “Item 5. Operating and Financial Review and Prospects—Senior Secured Credit Facilities” in our Form 20-F incorporated by reference herein and “Description of Notes—Certain Covenants” for a description of the Subject Vessel Financing Agreements and the covenants contained in the indenture governing the notes offered hereby.

As discussed in “Item 5. Operating and Financial Review and Prospects—Senior Secured Credit Facilities” in the 2016 20-F, the Subject Vessel Financing Facilities contain financial covenants, which require the Company to maintain:

•	A maximum ratio of total liabilities to market value adjusted total assets, which represents total assets as adjusted to reflect market value of our vessels, of 95% until June 30, 2018, 85% from July 1, 2018 until December 31, 2018, 80% from January 1, 2019 to December 31, 2019 and 70% from and after January 1, 2020. This ratio must be maintained at all times and/or is tested quarterly;
•	A minimum trailing twelve months EBITDA to net interest expense coverage ratio of a range of no restriction to 1.50:1.00 from July 1, 2018 to December 31, 2018, a range of 1:50:1:00 to 2.00:1.00 from January 1, 2019 to January 1, 2020.This ratio must be maintained at all times and/or is tested quarterly;
•	A minimum liquidity, at all times and/or tested quarterly, of the greater of (a) $35,000,000 and (b) (x) prior to the repayment of the amounts the Company deferred in its debt restructuring, 5.0% of the Company’s financial obligations and (y) thereafter, $500,000 per fleet vessel; and
•	A minimum market value adjusted net worth, which represents the excess of market value adjusted total assets over total liabilities, of a range of no restriction to $150,000,000 from July 1, 2018 to December 31, 2018, $150,000,000 from January 1, 2019 to December 31, 2019, and a range of $150,000,000 to $300,000,000 from and after January 1, 2020. This ratio must be maintained at all times and/or is tested quarterly.

Because the interest coverage ratio and the adjusted net worth covenants in certain of our Subject Vessel Financing Facilities are not tested until December 31, 2018, a breach with respect to those covenants cannot occur in all of our Subject Vessel Financing Facilities until that time.

Several Subject Vessel Financing Facilities provide that if the Company grants more favorable rights or covenants in favor of another lender, such more favorable rights or covenants shall be provided to the lenders under such Subject Vessel Financing Facility.

As described above, a number of the financial covenants in the Subject Vessel Financing Facility are calculated on the basis of market value of our vessels, as opposed to the book value of our assets that is reflected in the Company’s financial statements. Market values are typically based on third party valuations provided as of the applicable testing date.

We may not have the ability to raise the funds necessary to purchase the Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase the Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We may not have sufficient financial resources, and may not be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

In addition, one circumstance in which a change of control may occur is upon the sale of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Some significant restructuring transactions may not constitute a change of control under the Notes indenture, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase the Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings or certain restructurings would not constitute a change of control requiring us to repurchase the Notes. In addition, the acquisition of beneficial ownership of a majority of our common shares by certain of our existing significant shareholders and their affiliates will not be a change of control under the Notes indenture. Also, if we are acquired by a public company that is not majority owned by any person, such transaction will not be a change of control under the Notes indenture. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

The Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell the Notes.

The Notes are a new issuance of securities with no established trading market. We will apply to list the Notes on the NASDAQ under the symbol “SBLKM,” but NASDAQ may not accept the Notes for listing. Even if the Notes are approved for listing by the NASDAQ, an active trading market on the NASDAQ for the Notes may not develop or, even if it develops, may not last, in which case the trading price of the Notes could be adversely affected and your ability to transfer the Notes will be limited. If an active trading market does develop on the NASDAQ, the Notes may trade at prices lower than the offering price. The trading price of the Notes will depend on many factors, including:

•	prevailing interest rates;
•	the market for similar securities;
•	general economic and financial market conditions;
•	our issuance of debt or preferred equity securities; and
•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Notes pending any listing of the Notes on the NASDAQ, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Notes have not been rated, and ratings of any of our other securities may affect the trading price of the Notes.

We have not sought to obtain a rating for the Notes, and the Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to the Notes or that we may elect to obtain a rating of the Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Notes, could adversely affect the market for, or the market value of, the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.

A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. The Republic of the Marshall Islands does not have a well-developed body of corporate law or bankruptcy law and, as a result, our noteholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States. Further, the Republic of the Marshall Islands does not have a well-developed body of bankruptcy law. As such, in the case of our bankruptcy, there may be a delay of bankruptcy proceedings and the ability of creditors to receive recovery after a bankruptcy proceeding. We cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. jurisdictions. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We will be exposed to volatility in the London Interbank Offered Rate, or LIBOR, and intend to selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.

The loans under our credit facilities and other financing arrangements are generally advanced at a floating rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected at any time that we have not fully hedged our exposure to the interest rates applicable to our credit facilities and other financing arrangements, including those we enter into to finance a portion of the amounts payable with respect to newbuildings. Moreover, even though we intend to hedge our overall exposure to interest rate risk as described below, our hedging strategies may not be effective and we may incur substantial losses.

We intend to selectively enter into derivative contracts to hedge our overall exposure to interest rate risk. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Star Bulk, under the caption, “Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk” (contained in Exhibit 99.1 to the Q2 2017 6-K) for a description of our interest rate swap arrangements.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the trading of our other indebtedness.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined, the phasing out of LIBOR or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee of the Federal Reserve Board and the Federal Reserve Bank of New York. It is not possible to predict whether any such changes will occur, whether LIBOR will be phased out or any such alternative reference rates or other reforms to LIBOR will be enacted in the United Kingdom, the United States or elsewhere or the effect that any such changes, phase out, alternative reference rates or other reforms, if they occur, would have on the amount of interest paid on, or the market value of, the Notes and our other indebtedness. Uncertainty as to the nature of such potential changes, phase out, alternative reference rates or other reforms may materially adversely affect the trading market for LIBOR-based securities and other indebtedness. Reform of, or the replacement or phasing out of, LIBOR and proposed regulation of LIBOR and other “benchmarks” may materially adversely affect the market value of and the amount of interest paid on our other indebtedness.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;
•	the strength of world economies;
•	the stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	our ability to meet requirements for additional capital and financing to complete our newbuilding program and grow our business;
•	the impact of our indebtedness and the restrictions in our debt agreements;
•	vessel breakdowns and instances of off-hire;
•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management; and
•	other important factors described in the sections titled “Risk Factors” in this prospectus.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections titled “Risk Factors” of the accompanying prospectus and in this prospectus supplement and “Item 3. Key Information—D. Risk Factors” in the 2016 20-F, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We estimate that the proceeds of this offering to us will be approximately $          million. We intend to use the proceeds from our sale of Notes in this offering to redeem in full our 8.00% Senior Notes due 2019, which mature in November 2019. We will use cash on hand to pay underwriting discounts and commissions, and any other fees and expenses related to this offering, which we expect to be approximately $          million.

This prospectus supplement does not constitute a notice of redemption with respect to our 8.00% Senior Notes due 2019, which notice shall be issued pursuant to the requirements set forth in the indenture governing those notes.

CAPITALIZATION

The following table sets forth our capitalization table as of June 30, 2017, on

•	an actual basis;
•	an as adjusted basis, as of September 15, 2017 to give effect to:
(a)	scheduled payments under our bareboat lease commitments of $1.9 million;
(b)	the prepayment of $3.6 million to the lenders under our credit agreements and lease agreements in August 2017, representing 20% of the equity amount used for the acquisition of the new second-hand vessels Star Charis, Star Suzanna and Diva in accordance with the terms of our vessel financing facilities;
(c)	the issuance 737,325 common shares to our directors, officers and employees under the 2017 Equity Incentive Plan;
(d)	the drawdown of $14.8 million under tranche B of our credit facility with ABN AMRO N.V, to refinance the Heron Vessels Facility (See “Prospectus Summary—Recent Developments”); and
•	an as further adjusted basis, to give effect to the issuance of the Notes and the use of proceeds therefrom.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since June 30, 2017. This table should be read in conjunction with the unaudited interim condensed consolidated financial statements and the related notes for the six months ended June 30, 2017, included in Exhibit 99.1 to the Q2 2017 6-K, which is incorporated by reference herein, and the consolidated financial statements and related notes included in the 2016 20-F, which is incorporated by reference herein.

	As of June 30, 2017
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
8.00% Senior Notes due 2019 (net of unamortized deferred financing fees of $1,028)	$48,972	$48,972		$—
% Senior Notes due 2022 offered hereby	—	—
Other outstanding debt including capital lease commitments (net of unamortized deferred financing fees of $8,300)	994,266	988,705		988,705
Total debt (including current portion)(1)(2)	$1,043,238	$1,037,677	$
Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	—	—		—
Common shares, $0.01 par value; 300,000,000 shares authorized 63,415,479 shares issued and outstanding on an actual, 64,152,804 shares issued and outstanding on an as adjusted basis and as further adjusted basis	634	641		641
Accumulated other comprehensive income	141	141		141
Additional paid-in capital	2,120,336	2,120,329		2,120,329
Accumulated deficit	(1,052,761)	(1,052,761)		(1,052,761)
Total shareholders’ equity	1,068,350	1,068,350		1,068,350
Total capitalization	$2,111,588	$2,106,027	$
(1)	With the exception of the Notes, all of our debt is secured. See “Risk Factors—Risks of Investing in the Notes and Risks Related to our Other Indebtedness—The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”
(2)	As of September 15, 2017, we had obtained commitments for $40.0 million of additional secured financing for one of our three newbuilding vessels (HN 1361) (tbn Star Magnanimus).

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the periods set forth below.

	Six Months Ended June 30,		Year Ended December 31,
(dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Earnings / (Loss)
Income (loss) before income taxes and income from investee	$(26,116)	$(81,765)	$(154,087)	$(458,387)	$(11,829)	$1,850	$(314,521)
Add
Fixed charges	25,127	24,100	47,403	45,237	18,336	7,308	7,669
Amortization of capitalized borrowing costs	244	202	420	274	111	100	100
Subtract
Capitalized borrowing costs	(1,260)	(2,998)	(4,412)	(15,203)	(8,424)	(633)	—
Total Earnings / (Loss)	$(2,005)	$(60,461)	$(110,676)	$(428,079)	$(1,806)	$8,625	$(306,752)
Fixed Charges
Interest expensed, capitalized borrowing costs and amortization of deferred finance fees	25,127	24,100	47,403	45,237	$18,336	$7,308	$7,669
Total Fixed Charges	$25,127	$24,100	$47,403	$45,237	$18,336	$7,308	$7,669
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	1.18	N/A
Dollar amount of the coverage deficiency(2)	$27,132	$84,561	$158,079	$473,316	$20,142	$—	$314,421
(1)	We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to consolidated fixed charges and preferred dividends is equivalent to the ratio of earnings to fixed charges.
(2)	Our earnings for the six month periods ended June 30, 2017 and 2016 and for the years ended December 2016, 2015, 2014 and 2012 were inadequate to cover fixed charges. The additional earnings indicated for each period would have been necessary to bring the ratio to 1.0.

MANAGEMENT

Our directors and executive officers are as follows:

Name	Age	Position
Petros Pappas	64	Chief Executive Officer and Class C Director
Spyros Capralos	62	Non-Executive Chairman and Class C Director
Hamish Norton	58	President
Simos Spyrou	42	Co-Chief Financial Officer
Christos Begleris	35	Co-Chief Financial Officer
Nicos Rescos	45	Chief Operating Officer
Tom Søfteland	57	Class A Director
Koert Erhardt	61	Class B Director
Roger Schmitz	35	Class B Director
Mahesh Balakrishnan	34	Class A Director
Jennifer Box	35	Class B Director
Nikolaos Karellis	68	Class A Director

Petros Pappas, Chief Executive Officer and Director

Petros Pappas serves as our CEO and as a director on our board of directors. Mr. Pappas served from our inception up to July 2014 as our non-executive Chairman of the board of directors. He served as a member of Star Maritime’s board of directors since its inception. Throughout his career as a principal and manager in the shipping industry, Mr. Pappas has been involved in over 330 vessel acquisitions and disposals. In 1989, he founded Oceanbulk Maritime S.A., a dry cargo shipping company that has operated managed vessels aggregating as much as 1.6 million deadweight tons of cargo capacity. He also founded the Oceanbulk Group of affiliated companies, which are involved in the service sectors of the shipping industry. Mr. Pappas has been a Director of the UK Defense Club, a leading insurance provider of legal defense services in the shipping industry worldwide, since January 2002, and is a member of the Union of Greek Ship owners (UGS). Mr. Pappas received his B.A. in Economics and his MBA from The University of Michigan, Ann Arbor. Mr. Pappas was recently awarded the 2014 Lloyd’s List Greek Awards “Shipping Personality of the Year.”

Spyros Capralos, Non-Executive Chairman and Director

Spyros Capralos serves as our Non-Executive Chairman and director. Mr. Capralos served from February 7, 2011 up to July 2014 as our Chief Executive Officer, President and director. From October 2004 to October 2010, Mr. Capralos served as Chairman of the Athens Exchange and Chief Executive Officer of the Hellenic Exchanges Group and was the President of the Federation of European Securities Exchanges. He was formerly Vice Chairman of the National Bank of Greece, Vice Chairman of Bulgarian Post Bank, Managing Director of the Bank of Athens and has ten years of banking experience with Bankers Trust Company (now Deutsche Bank) in Paris, New York, Athens, Milan and London. He is the current President of the Hellenic Olympic Committee and served as Secretary General of the Athens 2004 Olympics Games and Executive Director and Deputy Chief Operating Officer of the Organizing Committee for the Athens 2004 Olympic Games. He studied Economics at the University of Athens and earned his Master Degree in Business Administration from INSEAD University in France. Effective as of January 1, 2015, Mr. Capralos also serves as Chief Executive Officer of Oceanbulk Container Carriers LLC.

Hamish Norton, President

Hamish Norton serves as our President. He was previously the Head of Corporate Development and Chief Financial Officer of Oceanbulk Maritime S.A. Prior to joining Oceanbulk Maritime, from 2007 through 2012, Mr. Norton was a Managing Director and the Global Head of the Maritime Group at Jefferies LLC, and from 2003 to 2007, he was head of the shipping practice at Bear, Stearns. Mr. Norton is notable for creating Nordic American Tankers Ltd. and Knightsbridge Tankers Ltd., the first two high dividend yield shipping companies, and has advised on numerous capital markets and mergers and acquisitions transactions by shipping companies. From 1984-1999 he worked at Lazard Frères & Co.; from 1995 onward as general partner and head of shipping. Mr. Norton received an A.B. in Physics from Harvard and a Ph.D. in Physics from University of Chicago.

Simos Spyrou, Co-Chief Financial Officer

Simos Spyrou serves as our Co-Chief Financial Officer. Mr. Spyrou joined us as Deputy Chief Financial Officer in 2011, and was appointed Chief Financial Officer in September 2011. From 1997 to 2011, Mr. Spyrou worked at the Hellenic Exchanges (HELEX) Group, the public company which operates the Greek equities and derivatives exchange, the clearing house and the central securities depository. From 2005 to 2011, Mr. Spyrou held the position of Director of Strategic Planning, Communication and Investor Relations at the Hellenic Exchanges Group and he also served as a member of the Strategic Planning Committee of its board of directors. From 1997 to 2002, Mr. Spyrou was responsible for financial analysis at the research and technology arm of the Hellenic Exchanges Group. Mr. Spyrou attended the University of Oxford, receiving a degree in Mechanical Engineering and an MSc in Engineering, Economics & Management, specializing in finance. Following the completion of his studies at Oxford, he obtained a post graduate degree in Banking and Finance, from Athens University of Economics & Business.

Christos Begleris, Co-Chief Financial Officer

Christos Begleris serves as our Co-Chief Financial Officer. He served as Deputy Chief Financial Officer of Oceanbulk Maritime since March 2013. He has been involved in the shipping industry since 2008, as deputy to the Chief Financial Officer of Thenamaris (Ships Management) Inc. Mr. Begleris has considerable banking and capital markets experience, having executed more than $9.0 billion of acquisitions and financings in the corporate finance and fixed income groups of Lehman Brothers and the principal investments group of London & Regional Properties. Mr. Begleris received an M.Eng. in Mechanical Engineering from Imperial College, London, and an MBA from Harvard Business School.

Nicos Rescos, Chief Operating Officer

Nicos Rescos serves as our Chief Operating Officer. He was the Chief Operating Officer of Oceanbulk Maritime S.A. since April 2010. Mr. Rescos has been involved in the shipping industry since 1993 and has strong expertise in the dry bulk, container and product tanker markets. From 2007 to 2009, Mr. Rescos worked with a family fund in Greece investing in dry bulk vessels and product tankers. From 2000 to 2007, Mr. Rescos served as the Commercial Manager of Goldenport Holdings Inc. where he was responsible for the acquisition of 35 dry bulk and container vessels and initiated the company’s entry in the product tankers arena through an innovative joint venture with a major commodity trading company. He received a BSc in Management Sciences from The University of Manchester Institute of Science and Technology (UMIST) and an MSc in Shipping Trade and Finance from the City University Business School.

Tom Søfteland, Director

Tom Søfteland serves and has served since our inception as a member of our board of directors and as chairman of the audit committee. He served as a member of Star Maritime’s board of directors since its inception. From 1982 to 1990 he served in different positions within Odfjell Chemical Tankers, including operations, chartering and project activities. In August 1990 he joined the shipping department of IS Bank ASA and in 1992 he became the general manager of the shipping, oil & offshore department. In 1994 he was promoted to Deputy Chief Executive Officer of IS BANK ASA. In 1996, Mr. Søfteland founded Capital Partners A.S. of Bergen, Norway, a financial services firm which specialized in shipping, oil & off-shore finance, investment bank and asset management services and held the position as CEO until June 2007. From the second half of 2007 to today, Mr. Søfteland is a principal of the investment company Spinnaker AS, based in Norway and serves in various positions at EGD Holding AS, Sea Sea Shipping Ltd, Tailwind, Stream Tankers and Arise Dynamic Rig Supply. Mr. Søfteland received a Business Economics degree from the Norwegian School of Business and Administration (NHH).

Koert Erhardt, Director

Koert Erhardt serves and has served since our inception as a member of our board of directors. He is currently the Managing Director of Augustea Bunge Maritime Ltd. of Malta. From September 2004 to December 2004, he served as the Chief Executive Officer and a member of the board of CC Maritime S.A.M., an affiliate of the Coeclerici Group, an international conglomerate whose businesses include shipping and transoceanic transportation of dry bulk materials. From 1998 to September 2004, he served as General Manager of Coeclerici Armatori S.p.A. and Coeclerici Logistics S.p.A., affiliates of the Coeclerici Group, where he created a shipping pool that commercially managed over 130 vessels with a carrying volume of 72 million tons and developed the use of the

Freight Forward Agreement trading, which acts as a financial hedging mechanism for the pool. From 1994 to 1998, he served as the General Manager of Bulk Italia, a prominent shipping company which at the time owned and operated over 40 vessels. From 1990 to 1994, Mr. Erhardt served in various positions with Bulk Italia. From 1988 to 1990, he was the Managing Director and Chief Operating Officer of Nedlloyd Drybulk, the dry bulk arm of the Nedlloyd Group, an international conglomerate whose interests include container ship liner services, tankers, oil drilling rigs and ship brokering. Mr. Erhardt received his Diploma in Maritime Economics and Logistics from Hogere Havenen Vervoersschool (now Erasmus University), Rotterdam, and successfully completed the International Executive Program at INSEAD, Fontainebleau, France. Mr. Erhardt has also studied at the London School of Foreign Trade.

Roger Schmitz, Director

Roger Schmitz serves and has served since July 25, 2013 as a member of our board of directors. Mr. Schmitz is a Partner at Smith Cove Capital Management LP, where he focuses on investment opportunities across credit and equity markets. Mr. Schmitz currently serves on the board of Gener8 Maritime Inc. (NYSE: GNRT). From 2006 to 2016, Mr. Schmitz worked for Monarch Alternative Capital LP, where he was most recently a Managing Principal responsible for evaluating investment opportunities in a wide variety of corporate and sovereign situations, both domestically and internationally. Prior to joining Monarch in 2006, Mr. Schmitz was an Analyst in the Financial Sponsors Group at Credit Suisse, where he focused on leverage finance. Mr. Schmitz received an A.B., cum laude, in economics from Bowdoin College.

Mahesh Balakrishnan, Director

Mahesh Balakrishnan serves as a member of our board of directors. Mr. Balakrishnan is a Managing Director in Oaktree’s Opportunities Funds. He joined Oaktree in 2007 and has been focused on investing in the energy, chemicals, financial institutions, real estate and shipping sectors. Mr. Balakrishnan has worked with a number of Oaktree’s portfolio companies and currently serves on the boards of Momentive Performance Materials. He has also served on the board of STORE Capital (NYSE: STOR). He has been active on a number of creditors’ committees during restructuring of investments, including ad hoc committees in the Lehman Brothers and LyondellBasell restructurings. Prior to Oaktree, Mr. Balakrishnan spent two years in the Financial Sponsors & Leveraged Finance group at UBS Investment Bank. Mr. Balakrishnan graduated cum laude with a B.A. degree in Economics (Honors) from Yale University.

Jennifer Box, Director

Jennifer Box serves as a member of our board of directors. Ms. Box is a Senior Vice President in Oaktree’s Opportunities Funds. Since she joined Oaktree in 2009, Ms. Box has made investments in the Shipping, Power, Energy, Media and Technology sectors. Prior to Oaktree, Ms. Box spent three and a half years as an Investment Associate at The Blackstone Group in the Distressed Debt Fund. Prior to Blackstone, she was an Associate Consultant at The Boston Consulting Group. Ms. Box graduated summa cum laude with a B.S. degree in Economics and a minor in Mathematics from Duke University, where she was elected to Phi Beta Kappa. She is a CFA charterholder.

Nikolaos Karellis, Director

Nikolaos Karellis serves as a member of our board of directors and a member of the audit committee. Mr. Karellis is currently a Director of the advisory firm Marininvest Advisers Ltd. and has more than 35 years of experience in the shipping sector at various financial institutions. Until 2013, he served as the Head of Shipping of HSBC BANK plc in Athens, Greece for 28 years, where he built a business unit providing a comprehensive range of services to Greek shipping companies. Prior to HSBC, he worked at Bank of America. Mr. Karellis received his Msc in Mechanical Engineering from the National Technical University of Athens and received an Master of Business Administration in Finance from the Wharton School, University of Pennsylvania.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below is a description of our relationships and related party transactions that are not reflected in the 2016 20-F. You should refer to the section titled “Major Shareholders and Related Party Transactions” in the 2016 20-F, for an overview of our other related party transactions.

Sydelle Profit Sharing Agreement

In April 2017, Sydelle Marine Limited (“Sydelle”), a company controlled by members of the family of Mr. Petros Pappas, our chief executive officer, entered into an agreement with our fully owned subsidiary Domus Shipping LLC, owner of the vessel Star Ariadne, to operate a pool, whereby the net revenues of Star Ariadne and the vessel owned by Sydelle, will be equally split between the two companies on terms that are substantially similar to those we could obtain from an unrelated third party. This pooling arrangement commenced in April 2017.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Star Bulk Carriers Corp., the issuer of the Notes, and not to any of its Subsidiaries.

General

The Notes will be issued under an indenture dated as of November 6, 2014 (as supplemented by the First Supplemental Indenture, dated as of November 6, 2014, the “Base Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a second supplemental indenture to be dated as of             , 2017, between us and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Notes will initially be limited to $          in aggregate principal amount. The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes. No Additional Notes may be issued if an Event of Default (as defined herein) has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no Default (as defined herein) or Event of Default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into commercial loans or bank debt, whether secured or unsecured, including without limitation, such debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes. The Notes are also subject to the events of default described under “—Events of Default,” including the cross acceleration and payment default provisions described in that section.

The Notes will mature on November 15, 2022 and will bear interest at an annual rate of %    per year.

Interest on the Notes will accrue from and including             , 2017, or, if interest has already been paid, from and including the last interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We will make interest payments on the Notes quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2018, to holders of record at the close of business on the February 1, May 1, August 1 or November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.”

As of September 15, 2017, on an As Adjusted Basis, the Company had outstanding indebtedness of $1,037.7 million. In addition, as of September 15, 2017, the Company had obtained commitments for $40.0 million of additional secured debt and other vessel financing to finance its newbuilding program. The Company is working on the final documentation of secured financing for up to approximately $60.0 million for its remaining two newbuilding vessels.

Listing

We will apply to list the Notes on the Nasdaq Global Select Market under the symbol “SBLKM.” We expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Optional Redemption

Except as described below and under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable by us at our option prior to February 15, 2019.

The Notes will be redeemable at our option, in whole or in part, at any time on or after February 15, 2019 upon providing not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but not including, the date fixed for redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Notwithstanding the foregoing, at any time prior to February 15, 2019, we may also redeem the Notes, in whole or in part from time to time, at our option, upon not less than 30 and not more than 60 days’ notice (provided that notice of a redemption in connection with a satisfaction and discharge may be given more than 60 days prior to the redemption date), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, to (but not including) the date of redemption.

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices, in tender or exchange offers or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notice of Redemption

Notices of redemption shall be provided at least 30 days but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed, which notice shall be provided by first-class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the registrar (or otherwise delivered in accordance with applicable DTC procedures). We will, at least 2 business days prior to the publication or sending of any notice of redemption of any Notes as described under this heading, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction, including any such connection arising as a result of such holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a domiciliary, citizen, resident or national thereof, (ii) being or having been engaged in a trade or business therein, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment therein, (v) being or having been physically present therein, or (vi) otherwise having or having had some connection with the Specified Tax Jurisdiction (other than, in each case, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);
(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;
(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;
(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company (but only if such holder or beneficial owner can do so without undue hardship) any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 30 days of a written request therefor by the Company;

(5)	any Taxes that would not have been so imposed but for the holder having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);
(6)	any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is (i) a fiduciary, a partnership, a limited liability company or other fiscally transparent entity, or (ii) a person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a partner or a member of such partnership, limited liability company or other fiscally transparent entity or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner been the direct holder of such note;
(7)	any Taxes imposed under FATCA (as defined below); or
(8)	any combination of items (1) through (8) above.

For purposes of this section, FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any U.S. Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court, issue, registration or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 15 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)	a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or
(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least two business days before the Company provides notice of redemption of the Notes as described above under “Notice of Redemption,” the Company will deliver to the Trustee and paying agent (a) an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the officers’ certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. The Company shall not permit Net Borrowings (calculated on a Pro Forma basis) to equal or exceed 70% of Total Assets (calculated on a Pro Forma basis). For so long as any Subject Vessel Financing Facility remains outstanding, this covenant shall be deemed not to have been breached unless at least one financial covenant under all of the then-outstanding Subject Vessel Financing Facilities has also been breached at such time, without giving effect to any amendments or waivers to such Subject Vessel Financing Facilities after the Issue Date (the “Financial Covenant Breach Condition”).

(b) Limitation on Minimum Tangible Net Worth. The Company shall ensure that Tangible Net Worth, calculated on a Pro Forma basis) exceeds five hundred million dollars (US$500,000,000). For so long as any Subject Vessel

Financing Facility remains outstanding, this covenant shall be deemed not to have been breached at any time unless the Financial Covenant Breach Condition has been fulfilled.

(c) Reports. Following any Cross Default (as defined below), the Company shall promptly notify the Trustee of the occurrence of such Cross Default.

(d) Restricted Payments. If (i) an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default (a “Default”) has occurred and is continuing, (ii) an Event of Default or a Default would result therefrom, (iii) the Company is not in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, or (iv) any payment of dividends or any form of distribution or return of capital by the Company or a Subsidiary would result in the Company not being in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, then neither the Company nor any Subsidiary shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company (other than the Company or a Wholly-Owned Subsidiary of the Company), or repay any loans that are subordinated in right of payment to the Notes to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(e) Line of Business. The Company will not, and will not permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries, taken as a whole, it being understood that the Company and its Subsidiaries shall be deemed to be in compliance with the foregoing covenant if the Company or any of its Subsidiaries acquire another Person that is primarily engaged in Permitted Businesses or acquire business operations that primarily consist of Permitted Businesses and continue to operate such acquired Person’s operations or such acquired business operations, as the case may be.

(f) Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s or such Subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company or a Subsidiary receives, consideration at the time of such Asset Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Subsidiary shall apply all such Net Proceeds to:

(1)	repay or prepay indebtedness under any Credit Facility or other Vessel financing secured by a lien on assets of the Company or any Subsidiary (including, without limitation, any bareboat charter or similar arrangement);
(2)	acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a Subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to Subsidiaries of the Company existing on the date of this prospectus;
(3)	make a capital expenditure (including, without limitation, making any payments with respect to dry docking of Vessels or under newbuilding contracts, bareboat charters, charters-in or other Vessel acquisition agreements);
(4)	acquire other assets that are not classified as current assets under US GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);
(5)	repay unsecured senior indebtedness of the Company or any Subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and
(6)	any combination of the transactions permitted by the foregoing clauses (1) through (5),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “—Change of Control Permits Holders to Require us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” and not by the provisions of this “—Limitation on Asset Sales.”

A (1) binding contract to apply Net Proceeds in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale (as defined below) occurs at any time, the Company must, within 30 days after receipt of Net Proceeds of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of the Company’s Limited Permitted Asset Sale notice as described below. Any Notes purchased by the Company will be paid for in cash. See “—Offer to Purchase.”

The determination as to whether Fair Market Value has been received in an Asset Sale and whether an Asset Sale constitutes a Permitted Asset Sale or Limited Permitted Asset Sale shall be made as of the time the agreement for such Asset Sale is entered into.

(h) Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that, in the course of the performance by the signing Officers of their duties as Officers, they would normally have knowledge of any default by the Company in the performance of any of its obligations in the Indenture, and a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any Event of Default described under “—Events of Default” and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

The Company shall provide written notice to the Trustee in the form of an Officers’ Certificate, within 5 business days after the fulfillment of the Financial Covenant Breach Condition.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Applicable Premium” means, with respect to the applicable principal amount of Notes on any applicable redemption date or date of deposit, the greater of:

(1) 1.0% of the then outstanding principal amount of such Notes; and

(2) the excess, if any, of:

(a) the present value at such redemption date or date of deposit of (i) the redemption price of such Notes at February 15, 2019 (such redemption price being set forth above under the heading “Optional Redemption”) plus (ii) all required interest payments due on the Notes through February 15, 2019 (excluding accrued but unpaid interest) had such Notes been redeemed on such date, computed using a discount rate equal to the Treasury Rate as of such redemption date or date of deposit plus 50 basis points; over

(b) the then outstanding principal amount of such Notes.

“Cash and Cash Equivalents” means the Company’s cash and cash equivalents, excluding any cash that is classified as current or non-current restricted cash as determined in accordance with US GAAP.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, any debt or commercial paper facilities or debt securities with banks or other lenders providing for revolving loans, term loans, letters of credit or other borrowings or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with US GAAP.

“Cross Default” means the occurrence, with respect to any debt of the Company or any Subsidiary (other than debt owed to the Company or any Subsidiary) having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a principal financial officer or principal accounting officer of the Company; provided that such determination shall be made by the Board of Directors of the Company (or committee thereof to which the Board of Directors has delegated its authority) in the case of any asset or property whose Fair Market Value is in excess of $25.0 million.

“Immaterial Subsidiary” means any Subsidiary the net book value of whose assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company and its Subsidiaries as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company and its Subsidiaries or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company and its Subsidiaries, in each case as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (6) in accordance with the requirements set forth in “—Limitation on Asset Sales” and (ii) that results in Net Proceeds in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale (taken together with the value of any non-cash consideration) represent consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted.

“Net Borrowings” means the aggregate of the following, without duplication, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available:

(a) Total Borrowings; less

(b) Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of the cancellation or assumption by the purchaser of indebtedness or other obligations in relation to such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets or property established in accordance with US GAAP and any reserve in accordance with US GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Permitted Asset Sale” means:

(1) any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets subject to such Asset Sales described in this clause (1) during any fiscal year may be up to (and including) 25% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or a Subsidiary receives, consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale;

(2) (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the Board of Directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph during any fiscal year may not exceed 10% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year; and

(3) (a) a transfer of assets or issuances of equity or other securities among the Company and any of its Wholly-Owned Subsidiaries; (b) any transaction consummated in compliance with “Change of Control Permits Holders to Require us to Purchase Notes” and “Consolidation, Merger and Sales of Assets”; (c) the sale or abandonment of property or equipment (other than Vessels) that has become worn out, obsolete, damaged, unusable, otherwise unsuitable or no longer economically practicable for use in connection with the business of the Company or the relevant Subsidiary, as the case may be; (d) any Restricted Payment made in compliance with “Certain Covenants—Restricted Payments”; (e) investments made by the Company or any Subsidiary; (f) any casualty loss, taking under power of eminent domain or by condemnation or similar proceeding of any property or assets of the Company or any Subsidiary (other than Vessels); (g) the leasing, occupancy agreements or subleasing of property or licensing or sublicensing of intellectual property in the ordinary course of business or in accordance with industry practice; (h) the grant of liens on assets or property of the Company or any Subsidiary; (i) or any realization on liens on or any transfer in lieu of foreclosure of assets or property of the Company or any Subsidiary, in each case, that does not otherwise constitute an Event of Default (provided that, in the case of any realization of a lien on a Vessel or the transfer in lieu of foreclosure of a Vessel, any Net Proceeds from such realization or transfer shall be applied as provided in the first paragraph of “Certain Covenants—Limitation on Asset Sales”); (j) chartering of Vessels and licenses of intellectual property; (k) the transfer of property or assets in the form of a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (l) the entering into or unwinding of obligations under any hedging agreement; (m) the sale or disposition of any assets or property received as a result of a foreclosure or other similar proceeding or in connection with a transfer in lieu of a foreclosure by the Company or any of its Subsidiaries; (n) a disposition of leasehold improvements or leased assets in connection with the termination of any lease; (o) the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; (p) any disposition of inventory or other assets in the ordinary course of business, (q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business; and (r) the disposition of cash, cash equivalents and marketable securities.

“Permitted Business” means (i) any business engaged in by the Company or any of its Subsidiaries on the issue date of the Notes, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in clause (i) of this definition and (iii) any business in the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Person, ” except as used in the definition of “Change of Control,” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Pro Forma” means with respect to any calculation of Net Borrowings, Minimum Tangible Net Worth or Total Assets (each, a “Calculation”) on any date of determination made with respect to the end of any fiscal quarter (each, a “Fiscal Quarter-End”), a calculation of such relevant measure made in good faith by a principal financial or principal accounting officer of the Company, provided that, without duplication:

(1)	if the Company or any Subsidiary:
(a)	has incurred any indebtedness since the Fiscal Quarter-End that remains outstanding on such date of determination, or if the transaction giving rise to the need to make such Calculation includes the incurrence of indebtedness, such Calculation shall give effect on a pro forma basis to such indebtedness as if such indebtedness had been incurred on such Fiscal Quarter-End and the discharge of any other indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new indebtedness as if such discharge had occurred on such Fiscal Quarter-End; or
(b)	has made a repayment, repurchase, redemption, retirement, defeaseance or other discharge (a “Discharge”) of any indebtedness since the Fiscal Quarter-End that is no longer outstanding on such date of determination or if the transaction giving rise to the need to make such Calculation includes a Discharge of indebtedness (in each case, other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and the related commitment terminated and not replaced), such Calculation shall give effect on a pro forma basis to such Discharge of such indebtedness, including with the proceeds of new indebtedness, as if such Discharge had occurred on such Fiscal Quarter-End;
(2)	if, since the Fiscal Quarter-End, the Company or any Subsidiary will have made any equity offering or Asset Sale or disposed of or discontinued (as defined under US GAAP) any company, division, operating unit, segment, business, group of related assets or line of business (by merger or otherwise) or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such equity offering, Asset Sale, disposition or discontinuation (including any related incurrence, assumption or Discharge of indebtedness) as if such equity offering, Asset Sale, disposition or discontinuation (and any such related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End; and
(3)	if, since the Fiscal Quarter-End, the Company or any Subsidiary (by merger or otherwise) will have made an acquisition of or investment in non-current assets or any company, division, operating unit, segment, business, group of related assets or line of business or any recapitalization, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such acquisition (including any related incurrence, assumption or Discharge of indebtedness) as if such investment or acquisition (and any related incurrence, assumption or Discharge of indebtedness) occurred on such Fiscal Quarter-End; and

(4)	if, since the Fiscal Quarter-End, any transaction occurs in which either (i) any Person that is not a Subsidiary of the Company becomes a Subsidiary of the Company or (ii) any Subsidiary of the Company is no longer a Subsidiary of the Company, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made, giving pro forma effect to such transaction (including any related incurrence, assumption or Discharge of indebtedness) as if such transaction (and any related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any Subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, dry docking, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Subject Vessel Financing Facilities” means each vessel financing credit facility of the Company or its Subsidiaries existing as of the Issue Date, except (i) Facility Agreement, dated June 23, 2017, by and between the Borrowers party thereto, the Guarantor party thereto and ABN AMRO BANK N.V., as arranger, agent, security trustee and as swap bank and (ii) Secured Loan Agreement, dated June 6, 2016, by and between the Borrowers party thereto, the Guarantor party thereto and HSBC Bank plc, as Lender.

“Subsidiary ” means with respect to any Person, any other Person the majority of whose Voting Stock is owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. Where the term “Subsidiary” is used, unless the context otherwise requires, such term shall mean a Subsidiary of the Company.

“Tangible Net Worth” means the consolidated total shareholders’ equity (including retained earnings) of the Company and its consolidated Subsidiaries, minus goodwill and other intangible items (other than favorable charter agreements recorded in connection with purchase accounting under US GAAP and, for the avoidance of doubt, vessel acquisition or construction agreements), as of the most recently completed fiscal quarter for which published financial statements of the Company are available.

“Total Assets” means, in respect of the Company, all of the assets of the Company and its Subsidiaries, on a consolidated basis, of the types presented on its consolidated balance sheet, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available.

“Total Borrowings” means the aggregate of the following, without duplication of the Company and its Subsidiaries on a consolidated basis:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under US GAAP, and, for purposes of the Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with US GAAP; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under US GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Star Bulk Carriers Corp. to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company and its Subsidiaries on a consolidated basis in accordance with US GAAP;

in each case, (i) only to the extent any of the foregoing is reflected as a liability on the face of the consolidated balance sheet of the Company and its Subsidiaries and (ii) calculated as of the end of the most recently completed fiscal quarter of the Company for which its published financial statements are available. Notwithstanding the foregoing, “Total Borrowings” shall not include (i) any indebtedness or obligations arising from derivative transactions entered into not for speculative purposes and for purposes of managing or protecting against interest rate, commodity or currency fluctuations or (ii) any preferred stock.

“Treasury Rate” means, as of the applicable redemption date or date of deposit, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date or date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2019 provided, however, that if the period from such redemption date or date of deposit to February 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“US GAAP” means generally accepted accounting principles in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date of the Notes.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company and its Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date means the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the board of directors (or other similar governing body) of such Person.

“Wholly-Owned Subsidiary” means, with respect to a Person, a Subsidiary of such Person all of whose outstanding capital stock or other equity interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more direct or indirect Wholly-Owned Subsidiaries of such Person. Where the term “Wholly-Owned Subsidiary” is used, unless the context otherwise requires, such term shall mean a Wholly-Owned Subsidiary of the Company.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with US GAAP in effect as of the date of issuance of the Notes. To the extent any line item referred in this Certain Covenants section is not presented by the Company in its financial statements, the Company shall use the line item that is, in its good-faith judgment, is the most comparable line item that is presented by the Company.

Change of Control Permits Holders to Require Us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, holders of Notes will have the right, at their option, to require us to purchase for cash any or all of such holder’s Notes, or any portion of the principal amount thereof, that is equal to $25 or multiples of $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to (but not including) the Change of Control Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;
(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by a Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;
(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or
(4)	if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, the Notes fail, or at any point cease, to be listed on the Nasdaq Global Select Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

Notwithstanding the foregoing, for the purposes of clauses (1) and (2) above, (A) any holding company whose only significant asset is Equity Interests of the Company or any direct or indirect parent of the Company shall not itself be considered a “Person” for purposes of this definition; (B) the transfer of assets between or among the Wholly-Owned Subsidiaries or the Company shall not itself constitute a Change of Control; (C) a “Person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (D) a transaction in which the Company becomes a Subsidiary of another Person that is not a natural person (a “New Parent”) shall not be a Change of Control if no Person is the “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such New Parent.

“Continuing Director” means a director who either was a member of the Company’s Board of Directors on the issue date of the Notes or who becomes a member of the Company’s Board of Directors subsequent to that date and whose election, appointment or nomination for election by the Company’s shareholders is duly approved by a majority of the continuing directors on the Company’s Board of Directors at the time of such approval by such election or appointment.

“Permitted Holder” means (i) Oaktree Capital Management, L.P., Oaktree Capital Group LLC, Oaktree Capital Group Holdings GP, LLC, Oaktree Value Opportunities Fund, L.P., Oaktree Opportunities Fund IX Delaware, L.P., Oaktree Opportunities Fund IX (Parallel 2), L.P. and Oaktree Dry Bulk Holdings LLC (collectively, “Oaktree”), and each their respective partners, affiliates and all investment funds directly or indirectly managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies of investment funds managed by Oaktree, (ii) Millenia Holdings LLC, Petros Pappas, Milena-Maria Pappas, Alekos Pappas any immediate family member of Petros Pappas, Milena-Maria Pappas or Alekos Pappas (collectively, “Pappas”), and each their respective controlled affiliates and all investment vehicles directly or indirectly managed by any of the foregoing, (iii) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which an offer to repurchase has been made and all notes that were tendered therein have been accepted and paid, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Company held directly or indirectly by such group and (v) any members of a group described in clause (iv) for so long as such Person is a member of such group. “immediate family members” shall refer to a Person’s spouse, parents, children and siblings.

Offer to Purchase

On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, the Company will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control or the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be;
•	the date of the Change of Control or Limited Permitted Asset Sale, as the case may be;
•	the last date on which a holder may exercise the repurchase right;
•	the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable;
•	the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be;
•	the name and address of the paying agent; and
•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time to achieve a broad dissemination of such notice (including, without limitation, a report on Form 6-K or current report on Form 8-K).

To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form titled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:

•	if certificated, state the certificate numbers of the Notes to be delivered for purchase;
•	if not certificated, comply with requisite DTC procedures;
•	state the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and
•	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:

•	state the principal amount of the withdrawn Notes;
•	if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;

•	if not certificated, comply with requisite DTC procedures; and
•	state the principal amount, if any, which remains subject to the purchase notice.

The Company will be required to purchase the Notes on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be. The holder of such Notes will receive payment of the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, on the later of the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:

•	the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and
•	all other rights of the holder of such Notes will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

No Notes may be purchased at the option of holders thereof upon a Change of Control or a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Change of Control purchase rights of the holders of Notes could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “Change of Control” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders of Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer or lease all or substantially all of the Company’s properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the Board of Directors of the Company, to institutional lenders in the shipping industries;
•	expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;
•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; and
•	the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officer’s certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

The foregoing covenant shall not apply to any transfer of assets among the Company and its Wholly-Owned Subsidiaries.

Events of Default

The Notes are subject to the following events of default (each, an “Event of Default”):

(1)	failure to pay principal of or any premium when due;
(2)	failure to pay any interest when due, continued for 30 days;
(3)	failure to perform or comply with the provisions of the Indenture described in “Consolidation, Merger and Sale of Assets”;
(4)	failure to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales,” respectively;
(5)	failure to perform any of the Company’s other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;
(6)	any debt (excluding debt owed to the Company or any Subsidiary) for borrowed money of the Company or any Subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(7)	any final non-appealable judgment or decree for the payment of money in excess of $25.0 million (net of amounts covered by insurance) is entered against the Company and remains outstanding for a period of 90 consecutive days following entry of such final non-appealable judgment or decree and is not discharged, waived or stayed; and
(8)	the initiation of certain events of bankruptcy, insolvency or reorganization affecting the Company or any significant Subsidiary.

If an Event of Default, other than an Event of Default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an Event of Default described in clause (8) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium.

Notwithstanding the foregoing, if the Company so elects, the sole remedy under the Indenture for an Event of Default relating to the failure to comply with the Company’s reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such Event of Default first occurs and on which such Event of Default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such Event of Default first occurs and on which such Event of Default is continuing. In the event the Company does not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such Event of Default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue, and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Events of Default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Company must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the second business day prior to the date on which such Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it, in its sole discretion, against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

•	the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;
•	such holder or holders have offered to the Trustee indemnity satisfactory to it, in its sole discretion, against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and
•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any Default or Event of Default unless:

•	we fail to pay the principal of or any interest on any Note when due;
•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 30 days after the Trustee receives written notice of a Default, the Trustee shall transmit by mail to all holders of Notes, notice of such Default hereunder, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

The Company and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive the Company’s compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes (other than modifications to the provisions described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales”);

•	reduce the principal amount of or interest on the Notes;
•	reduce the interest rate applicable to the Notes;
•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;
•	impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;
•	subordinate the Notes in right of payment;
•	reduce the Company’s obligation to pay Additional Amounts on any Note;
•	waive a Default or Event of Default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment Default that resulted from such acceleration);
•	waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes (other than modifications to the provisions described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales”); or
•	modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

The Company and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency;
•	conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of such text in the Indenture or the Notes, as evidenced by an officer’s certificate to that effect;
•	provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;
•	add guarantors or obligors with respect to the Indenture or the Notes;
•	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders of Notes to transfer Notes;
•	provide for the assumption by a successor Person of the Company’s obligations under the Notes and the Indenture in accordance with the provisions of the Indenture;
•	secure the Notes;
•	add to the covenants or rights for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company or any of its Subsidiaries;
•	comply with the rules of any applicable securities depository;
•	provide for uncertificated Notes in addition to or in place of certificated Notes;
•	comply with the requirements of the TIA and any rules promulgated under the TIA; or
•	make any change that does not adversely affect the rights of any holder of Notes in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Company may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year (including as a result of redemption at the option of the Company), cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

The Company may terminate at any time all of its obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company may also terminate at any time its obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require us to Purchase Notes,” “—Certain Covenants” and “—Reports,” the operation of certain Events of Default, which we refer to as “covenant defeasance.” The Company may exercise the legal defeasance option notwithstanding its prior exercise of the covenant defeasance option.

If the Company exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	the Company irrevocably deposits in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants or a nationally-recognized valuation firm reasonably acceptable to the Trustee, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,
(2)	such legal defeasance or covenant defeasance does not constitute a Default under the Indenture or any other material agreement or instrument binding the Company (except for agreements relating to indebtedness being retired simultaneously or in connection with such legal defeasance or covenant defeasance),
(3)	no Default or Event of Default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only (other than, if applicable, a Default or Event of Default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),
(4)	in the case of the legal defeasance option, the Company delivers to the Trustee an opinion of counsel stating that:
(a)	it has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or
(b)	since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,
(5)	in the case of the covenant defeasance option, the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(6)	the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent; or
•	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, the Company will (i) file with or furnish to the SEC within the time periods prescribed by its rules and regulations and applicable to the Company and (ii) furnish to the Trustee within 15 days after the date on which the Company would be required to file the same with or furnish the same to the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information required to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. The Company shall not be required to file or furnish any report or other information with the SEC if the SEC does not permit such filing or furnishing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee, in its sole discretion, and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders of Notes available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an Event of Default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

U. S. Bank National Association will be the initial Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

BOOK-ENTRY SYSTEM

Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.
•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.
•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).
•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.
•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and
•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be effected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be affected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or
•	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be fully protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations to U.S. Holders and non-U.S. Holders (each as described below and collectively referred to as “Holders”) that may be relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations thereof, all as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of the Notes that purchase the Notes at their issue price as part of the initial offering and hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, individual retirement and other tax deferred accounts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, U.S. Holders whose “functional currency” is other than the U.S. dollar, or former citizens or long-term residents of the United States) or holders that will hold the Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the Notes are urged to consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of the Notes.

No ruling has been requested from the Internal Revenue Service, (the “IRS”), regarding any matter affecting us or holders of the Notes. As a result, the IRS could disagree with portions of this discussion.

This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift taxes) or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of the Notes.

As used herein, the term “U.S. Holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the primary supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes, an individual, corporation, trust, or estate that is not a U.S. Holder.

Certain Additional Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the Notes, including as described under “Description of Notes—Additional Amounts” and “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.” These potential payments may implicate the provisions of U.S.

Treasury Regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and, accordingly, we do not intend to treat the Notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

U.S. Federal Income Taxation of U.S. Holders

Stated Interest on the Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on the Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes. There are significant complex limitations on a U.S. Holder’s ability to claim foreign tax credits. U.S. Holders are urged to consult their tax advisors regarding the creditability or deductibility of any withholding taxes (if any).

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of the Notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Notes. The proceeds a U.S. Holder receives will include the amount of any cash and the fair market value of any other property received for the Notes. Your adjusted tax basis in the Notes generally will equal the amount you paid for the Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of the Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain non-corporate U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Additional Tax on Passive Income

Certain U.S. Holders who are individuals, estates or trusts, and whose income exceeds certain thresholds, are subject to a 3.8% tax on certain investment income, including interest, and gain from the disposition of the Notes. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this tax on their ownership of the Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals or certain domestic entities and who or that hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in the Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Interest on the Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder generally will be subject to tax at a 30% rate (or lower applicable treaty rate) on gain resulting from the disposition of the Notes, which gain may be offset by U.S.-source capital losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or such non-U.S. Holder otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a Note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a Note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on payments we make to you with respect to our Notes. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective noteholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in the Notes. Further, it is the responsibility of each holder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of it.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Notes by an ERISA Plan with respect to which the issuer or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

By acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and/or hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Additionally, if any purchaser or subsequent transferee of the Notes is using assets of any ERISA Plan to acquire or hold the Notes, such purchaser and subsequent transferee will be deemed to represent that (i) none of us, the underwriters, and any of our or their respective affiliates has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the Notes and none of us, the underwriters, and any of our or their respective affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to the Notes and (ii) the decision to invest in the Notes has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c)(1), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of us and the underwriters; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser or transferee’s investment in the Notes and is responsible for exercising independent judgment in evaluating the investment in the Notes; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds the Notes hold or have under management or control total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of us, the underwriters, and any of our and their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the Notes, and (II) we, the underwriters, and our and their respective affiliates have a financial interest in the purchaser’s or transferee’s investment in the Notes on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below:

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC	$
Stifel, Nicolaus & Company Incorporated
Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus if any such Notes are taken.

The underwriters initially propose to offer the Notes directly to the public at the offering price listed on the cover of this prospectus and may offer Notes to certain dealers at such offering price, less a concession not in excess of    % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representative.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the Notes and in total. We will use cash on hand to pay all such amounts.

	Per Note	Total
Underwriting discounts and commissions	$

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $   , including up to $    that we have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with FINRA.

The Notes are a new issue of securities with no established trading market. We will apply to list the Notes on the Nasdaq Global Select Market under the symbol “SBLKM”. We expect trading in the Notes on the Nasdaq Global Select Market to commence within 30 days after                   , 2017, the original issue date of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice, in their sole discretion. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In the underwriting agreement, we have agreed that we will not, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date thereof, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of ours similar to the Notes or securities exchangeable for or convertible into debt securities similar to the Notes.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

•	Overallotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.
•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company. Certain affiliates of the underwriters are lenders and/or agents under one or more of the Company’s credit facilities.

If you purchase Notes offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Settlement

We expect to deliver the notes against payment therefor on or about the date specified on the cover page of this prospectus, which will be the    business day following the date of the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes prior to the second date before settlement day will be required, by virtue of the fact that the notes initially will settle T+   , to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Notes may not be made in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the company for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the

Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this prospectus supplement.

France

Neither this prospectus nor any other offering material relating to the Notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France: or
•	used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;
•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•	in a transaction that, in accordance with article L.411-2-II-l º -or- 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

Neither this prospectus nor any other material relating to the Notes which is the subject of the offering contemplated by this prospectus constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The Notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus or any other material relating to the Notes are personal and confidential and do not constitute an offer to any other person. This prospectus or any other material relating to the Notes may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. Such materials may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(lA), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or
•	where the transfer is by operation of law.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us for their judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. We have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 as our registered agent, and it can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers in judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Notes being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

FINRA filing fee	$
Legal fees and expenses
Accounting fees and expenses
Printing and typesetting expenses.
Miscellaneous
Total	$

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Notes, will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters as to Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters are being represented by Simpson Thacher & Bartlett LLP, New York, New York.

PROSPECTUS

$1,000,000,000

Common Shares, Preferred Shares, Debt Securities,
Warrants, Rights and Units
and
39,060,215 Common Shares
offered by the Selling Shareholders

Through this prospectus, we may periodically offer:

(1)	common shares;
(2)	preferred shares;
(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;
(4)	our warrants;
(5)	rights; and
(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $1,000,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders named in this prospectus, or the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to 39,060,215 of our common shares. The Selling Shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares and our 8.00% Senior Notes due 2019 are listed on the Nasdaq Global Select Market under the symbols “SBLK” and “SBLKL,” respectively.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2017

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the “Commission,” this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholders are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

On June 20, 2016, we effected a five-for-one reverse stock split of our common shares (the “June 2016 Reverse Stock Split”). This reverse stock split reduced the number of the Company’s common shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries, and the “Selling Shareholders” refers to those of our shareholders described in “Selling Shareholders.” In addition, we use the term deadweight, or “dwt,” in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. To the extent a Selling Shareholder distributes our common shares to its equity holders, we will add the recipients of those common shares as selling shareholders via a prospectus supplement or post-effective amendment. Any references to such “Selling Shareholder” shall be deemed to be references to each such additional selling shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could,” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	the strength of world economies;
•	the stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	our ability to meet requirements for additional capital and financing to complete our newbuilding program and grow our business;
•	the impact of our indebtedness and the restrictions in our debt agreements;
•	vessel breakdowns and instances of off-hire;
•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management; and
•	other important factors described in “Risk Factors.”

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in the 2016 20-F, as defined below, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with or furnished to the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•	Annual Report on Form 20-F (the “2016 20-F”) for the year ended December 31, 2016, filed with the Commission on March 22, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)

Information provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market (the “Nasdaq”), those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, and the documents incorporated by reference herein, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares. Where we refer to information on a “fully delivered basis,” we are referring to such information after giving effect to the delivery of three newbuilding vessels and one secondhand vessel we have agreed to acquire.

OUR BUSINESS AND OUR FLEET

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. On a fully delivered basis, we will have a fleet of 74 vessels consisting primarily of Newcastlemax, Capesize as well as Kamsarmax, Ultramax and Supramax vessels with a carrying capacity between 52,055 dwt and 209,537 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our highly experienced executive management team, with over 120 years of combined shipping industry experience, is led by Mr. Petros Pappas, who has more than 39 years of shipping industry experience and has managed approximately 330 vessel acquisitions and dispositions.

Please see the “Operating Fleet” table under the heading “Item 4. Information on the Company—B. Business Overview” in our 2016 20-F for information about our operating and newbuilding fleet as of March 9, 2017 and section of Recent Developments below.

For further information on the history of our company, our business strategies and competitive position in the dry bulk industry please refer to “Item 4. Information on the Company—A. History and Development of the Company” and “Our Competitive Strengths” and “Our Business Strategies” under the heading “Item 4. Information on the Company—B. Business Overview” in our 2016 20-F.

OUR FOUNDER AND HIS TRACK RECORD

Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 39 years of experience and involvement in approximately 330 vessel acquisitions and dispositions. Entities under his management and control owned up to 30 vessels in 2001, most of which were acquired during the first quarter of 1997, the second quarter of 1998 and the second quarter of 2001, periods corresponding to low asset values and freight rates. Substantially all of these vessels were sold by the end of 2005, during a period of record high vessel values and levels of the Baltic Dry Index (“BDI”) (a daily average of charter rates for key dry bulk routes).

Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. (“Oceanbulk Maritime”). For further information regarding Mr. Pappas’ track record and the Company’s management team, please refer to “Item 6. Directors, Senior Management and Employees” of our 2016 20-F.

OAKTREE

Oaktree is our largest shareholder. Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree”) is a leader among global investment managers specializing in alternative investments, with $100.5 billion in assets under management as of December 31, 2016. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide. See “Item 7 “Major Shareholders and Related Party Transactions—B. Related Party Transactions—Oaktree Shareholders Agreement.” of the 2016 20-F for a discussion on the various limitations on the transfer and voting of our common shares by Oaktree.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or “Star Maritime,” which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RECENT DEVELOPMENTS

On January 24, 2017 and February 2, 2017, we issued and sold an aggregate 6,310,272 common shares pursuant to a private placement, at a price of $8.154 per share. The aggregate proceeds to us, net of private placement agent’s fees and expenses, were approximately $50.6 million, raised for general corporate purposes. Further information can be found in the Report on Form 6-K furnished to the Commission on January 24, 2017 (the “February 2017 Private Placement). The resale of the common shares sold in the February 2017 Private Placement is covered by this prospectus. See “Plan of Distribution.”

On February 9, 2017, we entered into a definitive agreement with a third party to sell the vessel Star Eleonora at market terms. The vessel was delivered to its new owner in March 2017.

On February 22, 2017, the Board of Directors adopted the 2017 Equity Incentive Plan (the “2017 Plan”) and reserved for issuance 950,000 common shares thereunder. The terms and conditions of the 2017 Plan are substantially similar to the terms and conditions of our previous equity incentive plans.

In March 2017, we took delivery of the Newcastlemex vessels Star Virgo (ex-HN 1371) and Star Ariadne (ex-HN 1360), which as further described in the 2016 20-F, are financed under separate bareboat charters with CSSC, accounted for as a capital lease.

In March 2017, we entered into definitive agreements to acquire two modern Kamsarmax vessels for an aggregate consideration of approximately $30.3 million. The vessels, Star Charis and Star Suzanna, were delivered to us in March 2017 and May 2017, respectively.

During the first half of 2017, we issued 476,300 common shares to our directors, officers and employees under the 2015 Equity Incentive Plan and the 2016 Equity Incentive Plan as defined below.

In June 2017, we entered into a definitive agreement to acquire a Supramax dry bulk carrier, Diva, with expected delivery in July 2017, for an aggregate consideration of $10.5 million. The acquisition will be partly financed through debt secured from a financial institution.

In June 2017, we entered into a definitive agreement with ABN AMRO N.V., for a financing of an aggregate amount of $30.8 million. The facility consists of two tranches. The first tranche of $16.0 million was used to partially finance the acquisition cost of the new Kamsarmax vessels, Star Charis and Star Suzanna, discussed above. The second tranche of $14.8 million was used to prepay in full all outstanding amounts under the Heron Vessels Facility (as defined in the 2016 20-F), which was terminated. The second tranche is secured by the vessels Star Angelina and Star Gwyneth, which secured the Heron Vessels Facility.

In July 2017, following the refinancing of the Heron Vessels Facility and the execution of Supplemental Agreements with all Lenders under our other Senior Secured Credit Facilities, we completed the Restructuring Transactions in their entirety (all capitalized terms referred to in this paragraph are defined in the 2016 20-F).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in the 2016 20-F and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference of Certain Documents.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Any of the referenced risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the last five fiscal years ended December 31.

	Year Ended December 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Earnings / (Loss)
Income (loss) before income taxes and income from investee	$(154,087)	$(458,387)	$(11,829)	$1,850	$(314,521)
Add
Fixed charges	47,403	45,237	18,336	7,308	7,669
Amortization of capitalized borrowing costs	420	274	111	100	100
Subtract
Capitalized borrowing costs	(4,412)	(15,203)	(8,424)	(633)	—
Total Earnings / (Loss)	$(110,676)	$(428,079)	$(1,806)	$8,625	$(306,752)
Fixed Charges
Interest expensed, capitalized borrowing costs and amortization of deferred finance fees	47,403	45,237	$18,336	$7,308	$7,669
Total Fixed Charges	$47,403	$45,237	$18,336	$7,308	$7,669
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	1.18	N/A
Dollar amount of the coverage deficiency(2)	$158,079	$473,316	$20,142	$—	$314,421
(1)	We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to consolidated fixed charges and preferred dividends is equivalent to the ratio of earnings to fixed charges.
(2)	Our earnings for the years ended December 2016, 2015, 2014 and 2012 were inadequate to cover fixed charges. The additional earnings indicated for each period would have been necessary to bring the ratio to 1.0.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, repurchases of our securities as permitted under our debt agreements, to make vessel or other acquisitions or for general corporate purposes or any combination thereof. We will not receive any proceeds from sales of securities by the Selling Shareholders.

PER SHARE MARKET PRICE INFORMATION

Since December 3, 2007 our common shares have traded on the Nasdaq Global Select Market under the symbol “SBLK.” You should carefully review the high and low prices of Star Bulk common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in the 2016 20-F, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our common shares as reported by the NASDAQ Global Select Market.

	High	Low
Months
July 2017(through July 19, 2017)	$10.77	$8.86
June 2017	$10.00	$7.61
May 2017	$9.88	$7.57
April 2017	$13.40	$9.27
March 2017	$12.25	$8.82

CAPITALIZATION

The following table sets forth our capitalization table as of December 31, 2016, on

•	an Actual basis; and
•	an As Adjusted basis, as of July 19, 2017, to give effect to :
•	scheduled payments under our bareboat lease commitments of $4.4 million;
•	the incurrence of $79.9 million of capital lease obligations in connection with the delivery of Star Virgo and Star Ariadne in March 2017 (See “Prospectus Summary – Recent Developments”);
•	the prepayment of $1.2 million towards the tranche of Star Eleonora under DNB $120.0 million Facility (as defined in 2016 20-F) following the vessel’s sale (See “Prospectus Summary – Recent Developments”);
•	the issuance of 6,310,272 common shares in connection with the February 2017 Private Placement (See “Prospectus Summary – Recent Developments”);
•	the repayment in full of the $14.8 million outstanding under the Heron Vessels Facility in July 2017 (See “Prospectus Summary – Recent Developments”);
•	the incurrence of $30.8 million of indebtedness under a credit facility with ABN AMRO N.V, to partially finance the acquisition cost of Star Charis and Star Suzanna and to refinance the Heron Vessels Facility (See “Prospectus Summary – Recent Developments”); and
•	The issuance of 476,300 common shares to our directors, officers and employees under the 2015 Equity Incentive Plan and the 2016 Equity Incentive Plan (both as defined below).
	As of December 31, 2016
	Actual	As Adjusted
	(dollars in thousands except per share and share data)
Capitalization
8.00% 2019 Notes (net of unamortized deferred financing fees of $ 1,243)	$48,757	$48,757
Other outstanding debt including capital lease commitments (net of unamortized deferred financing fees of $ 9,253)	902,567	992,844
Total debt (including current portion)(1)	$951,324	$1,041,601
Preferred Stock, $0.01 par value; 25,000,000 shares authorized, none issued or outstanding, actual and as adjusted	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized, 56,628,907 shares issued and outstanding actual, 63,415,479 shares issued and outstanding as adjusted	566	634
Accumulated other comprehensive income	(294)	(294)
Additional paid-in capital	2,063,490	2,114,019
Accumulated deficit	(1,026,532)	(1,026,532)
Total shareholders’ equity	1,037,230	1,087,827
Total capitalization	$1,988,554	$2,129,428
(1)	With the exception of the 2019 Notes, all of our debt is secured.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since December 31, 2016. This table should be read in conjunction with the section entitled “Operating and Financial Review and Prospects” and the consolidated financial statements and related notes included in the 2016 20-F. If necessary, updated information on our capitalization will be included in a prospectus supplement.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the Selling Shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus (or to be held, as noted below) by the Selling Shareholders. The Selling Shareholders are offering an aggregate of up to 39,060,215 of our common shares, which were previously acquired (or agreed to be acquired, pursuant to binding agreements, as noted below) in private transactions and in the January 2015 Equity Offering, the May 2015 Equity Offering, the September 2016 Equity Offering (each as defined below under “Description of Capital Stock—Share History”) and the February 2017 Private Placement. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering
Oaktree Capital Group Holdings GP, LLC and certain of its advisory clients(1)	32,439,506	51.2%	32,439,506	0%
Senator Investment Group LP and affiliates thereof(2)	3,065,980	4.8%	3,065,980	0%
Entities affiliated with Petros Pappas(3)	3,385,454	5.3%	3,385,454	0%
Spyros Capralos	169,275	*	169,275	*
*	less than one percent
(1)	Consists of (i) 1,316,498 shares held by Oaktree Value Opportunities Fund, L.P. (“VOF”), (ii) 2,397,106 shares held by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (iii) 22,016 shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”), (iv) 16,445,307 shares held by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”), (v) 12,249,999 shares held by OCM XL Holdings L.P., a Cayman Islands exempted limited partnership (“OCM XL”) and (vi) 8,580 shares held by OCM FIE, LLC (“FIE”). Each of the foregoing funds and entities is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and David M. Kirchheimer. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of VOF, Fund IX, Parallel 2, Dry Bulk Holdings, OCM XL and FIE, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities (collectively, the “Oaktree Funds”) is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Investments, LLC (a subsidiary of Oaktree Capital Management, L.P., which is the investment manager of the Oaktree Funds) is registered as a broker-dealer with the Commission and in all 50 states, the District of Columbia and Puerto Rico, and is a member of the U.S. Financial Industry Regulatory Authority. Oaktree Funds purchased common shares in the ordinary course of business and, at the time of the purchase of the Company’s common shares to be resold under this registration statement, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.
(2)	Consists of shares held by Senator Global Opportunity Master Fund, L.P.
(3)	Family members and companies related to family members of our Chief Executive Officer, Mr. Petros Pappas.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus, and the Selling Shareholders may sell our common shares, to or through underwriters, agents, brokers or dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices (which may be changed), or at varying prices determined at the time of sale.

In addition, we may sell some or all of our securities included in this prospectus, and the Selling Shareholders may sell our common shares included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans; or
•	otherwise through a combination of any of the above methods of sale.

In addition, we or any Selling Shareholders may enter into option, share lending or other types of transactions that require us or such Selling Shareholders, as applicable, to deliver our securities to an underwriter or a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any Selling Shareholder also may enter into hedging transactions with respect to our securities. For example, we or any Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by underwriters or broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us or the Selling Shareholders, as applicable, to deliver common shares to an underwriter or broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to an underwriter or broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of common shares covered by this prospectus. The Selling Shareholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We or any Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any Selling Shareholder or borrowed from us, any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of any Selling Shareholders, as applicable, or in connection with a concurrent offering of other securities.

Common shares may also be exchanged for satisfaction of the Selling Shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve broker-dealers.

The Selling Shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the Selling Shareholders that participate with us or the Selling Shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the Selling Shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market.

Some of the underwriters, dealers or agents used by us or the Selling Shareholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or such Selling Shareholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the Selling Shareholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such Selling Shareholders for certain expenses. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

To the extent required by the Securities Act, a prospectus supplement will be distributed at the time that any particular offering of securities is made, setting forth the terms of the offering, including the aggregate number of securities being offered; the purchase price of the securities and the proceeds we and/or any Selling Shareholders will receive from the sale of the securities; the initial offering price of the securities; the names of any underwriters, dealers or agents; any discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or re-allowed or paid to underwriters, dealers or agents; any securities exchanges on which the securities may be listed; the method of distribution of the securities; the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and any other information we think is important. Furthermore, we, our executive officers, our directors and the Selling Shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us and the Selling Shareholders under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or “FINRA,” formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our fourth amended and restated articles of incorporation, or our “Articles,” our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus.

Common Shares

As of June 30, 2017, we had 63,415,479 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors (the “Board of Directors”) out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Share History

Reverse Stock Split

On June 20, 2016, we effected the June 2016 Reverse Stock Split. The June 2016 Reverse Stock Split reduced the number of the Company’s common shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Transactions

In July 2014, we issued as consideration 10,820,840 common shares in the July 2014 Transactions (as defined in the 2016 20-F), consisting of 9,679,153 common shares for the merger of Oaktree OBC Holdings LLC and Millennia Limited Liability Company in our two merger subsidiaries, 718,546 common shares for the acquisition of Dioriga Shipping Co. and Positive Shipping Company and 423,141 common shares as partial consideration for the acquisition of the Heron Vessels (as defined in the 2016 20-F).

In August 2014, we agreed to issue the Excel Vessel Share Consideration (as defined in the 2016 20-F) of approximately 5,983,462 common shares under the terms of the Excel Transactions (as defined in the 2016 20-F). As of December 31, 2014, we had issued all shares, out of which 5,131,885 common shares were issued in 2014 as part of the Excel Vessel Share Consideration and the remaining 851,577 shares were issued in 2015.

We issued 4,520 common shares during the year ended December 31, 2014, as part of the consideration for the acquisition of 33% of the total outstanding common stock of Interchart Shipping Inc.

During the year ended December 31, 2015 and 2016 we issued 34,234 common shares and 138,453 common shares, respectively, as consideration for the third and the fourth installment payable to Oceanbulk Maritime S.A (as defined in the 2016 20-F) as commission for the shipbuilding contracts of certain of our newbuilding vessels.

Equity Offerings

On January 14, 2015, we issued and sold 9,800,084 common shares in an underwritten public offering for aggregate proceeds for aggregate proceeds, net of underwriting commissions and offering expenses, of $242.2 million, which we used for the financing of our newbuilding program and general corporate purposes (the “January 2015 Equity Offering”).

On May 18, 2015, we issued and sold 11,250,000 common shares in an underwritten public offering for aggregate proceeds, net of underwriting commissions and offering expenses, of $175.6 million, which we used for the financing of our newbuilding program and general corporate purposes (the “May 2015 Equity Offering”).

On September 20, 2016, we issued and sold 11,976,745 common shares in an underwritten public offering for aggregate proceeds, net of underwriting commissions and offering expenses, of $50.3 million, raised for the financing of our newbuilding program and general corporate purposes (the “September 2016 Equity Offering”).

On January 24, 2017 and February 2, 2017, we issued and sold an aggregate 6,310,272 common shares pursuant to a private placement for aggregate proceeds, net of private placement agent’s fees and expenses, of $50.6, raised for general corporate purposes (the “February 2017 Private Placement”).

Equity Incentive Plans

On February 20, 2014, April 13, 2015, May 9, 2016 and February 22, 2017, respectively, our board of directors approved the 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) ,the 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), the 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) and the 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) (collectively, the “Equity Incentive Plans), under which officers, key employees, directors, and consultants of the Company and its subsidiaries are eligible to receive options to acquire common shares, stock appreciation rights, restricted stock and other stock-based or stock-denominated awards. We reserved a total of 86,000 common shares, 280,000 common shares, 940,000 common shares and 950,000 common shares for issuance) under the Equity Incentive Plans, subject to further adjustment for changes in capitalization as provided in the plans. The purpose of the Equity Incentive Plans is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plans enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The Equity Incentive Plans are administered by our compensation committee, or such other committee of our board of directors as may be designated by the board. The Equity Incentive Plans permit issuance of restricted shares, grants of options to purchase common shares, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock.

Under the terms of the Equity Incentive Plans, stock options and stock appreciation rights granted under the Equity Incentive Plans have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the administrator of the Equity Incentive Plans, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights are exercisable at times and under conditions as determined by the administrator of the Equity Incentive Plans, but in no event will they be exercisable later than ten years from the date of grant.

The administrator of the Equity Incentive Plans may grant common shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the administrator of the Equity Incentive Plans. Upon the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the administrator of the Equity Incentive Plans. The administrator of the Equity Incentive Plans may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the Equity Incentive Plans), unless otherwise provided by the administrator of the Equity Incentive Plans in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The board of directors may amend or terminate the Equity Incentive Plans and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholders’ approval of Equity Incentive Plans amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the board of directors, the Equity Incentive Plans will expire ten years from the date on which the Equity Incentive Plans was adopted by the board of directors.

The terms and conditions of the Equity Incentive Plans are substantially similar to those of the previous plans. All of the common shares that were reserved for issuance under the 2014 Equity Incentive Plan and the

2015 Equity Incentive Plan were issued and vested in full, whereas there are 80,000 common shares unvested from the 2016 Equity Incentive Plan and 944,000 common shares unvested from the 2017 Equity Incentive Plan, as of the date of this prospectus.

During the years 2014, 2015 and 2016 and as of the date of this prospectus, pursuant to the Equity Incentive Plans, we have granted the following securities:

•	On February 20, 2014, 78,833 restricted common shares were granted to certain of our directors, officers and employees. The respective shares were issued on May 27, 2014 and vested on March 20, 2015.
•	On February 20, 2014, 1,600 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Erhardt. The respective shares were issued on May 27, 2014 and vested on the same date that they were granted.
•	On July 11, 2014, 3,000 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Schmitz and vested immediately. We issued the respective shares on April 26, 2016.
•	On July 31, 2014, 33,768 restricted common shares were granted to our former Chief Executive Officer and current Non-Executive Chairman, Spyros Capralos, in connection with a termination agreement. We issued the respective shares on August 4, 2014.
•	On April 13, 2015, 135,230 restricted common shares were granted to certain of our directors, officers and employees. The respective shares have been issued and vested in April 2016.
•	On April 13, 2015, share purchase options of up to 104,250 common shares were granted to certain of our directors and officers. The respective are exercisable between the third and the fifth anniversary of the grant date.
•	On May 9, 2016, 690,000 restricted common shares were granted to certain of our directors, officers and employees. In July 2016, 650,000 of respective shares were vested, while the remaining 40,000 will vest on March 1, 2018. Out of these shares, 558,050 common shares were issued during the fourth quarter 2016 and 130,800 common shares during the first half of 2017. We plan to issue the remaining shares in 2017.
•	On September 12, 2016, 345,000 restricted common shares were granted to certain of our directions and officers for their participation in the negotiations with our lenders related to the Restructuring (as defined in the 2016 20-F). The respective shares were issued during the first quarter of 2017, and 305,000 of such restricted common shares vested on March 30, 2017, with the remaining 40,000 to vest on March 1, 2018.
•	On February 22, 2017, 944,000 restricted common shares were granted to certain of our directions and officers. The respective shares have not yet been issued and 744,000 of such restricted common shares will vest on August 22, 2017 with the remaining 200,000 restricted common shares to vest on August 22, 2018.

As of the date of this prospectus, 58,574 common shares are available under the 2017 Equity Incentive Plan.

Preferred Stock

Under the terms of our Articles, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without stockholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our Board of Directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Board of Directors may change the number of directors, but may not reduce the number to be less than three directors, only by a vote of not less than 66 2∕3% of the entire Board of Directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Third Amended and Restated Bylaws, or “Bylaws,” provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Our Board of Directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Blank Check Preferred Stock

Our Articles authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;
•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or
•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of common shares under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our Board of Directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the Board of Directors shall be divided into three classes;
•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;
•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2∕3% of the entire Board of Directors;
•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;
•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and
•	we shall indemnify directors and officers to the full extent permitted by law, and we shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.

We may issue senior debt securities from time to time in series under an indenture dated November 6, 2014, among us and U.S. Bank National Association, as Trustee (as amended or supplemented from time to time, the “Senior Indenture”). The Senior Indenture is Exhibit 4.1 to our report on Form 6-K, furnished to the Commission on November 7, 2014. We may issue subordinated debt securities pursuant to a subordinated indenture, between us and the trustee named in therein (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures” and, each an “Indenture”). The Subordinated Indenture will be filed either as exhibit to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.”

The Senior Indenture is, and the Subordinated Indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under the Senior Indenture is unlimited. The Senior Indenture provides that the specific terms of any series of debt securities must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. The aggregate principal amount of debt securities which may be issued under the Subordinated Indenture will be unlimited. The Subordinated Indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and Indenture, as amended or supplemented from time to time.

General

Neither Indenture limits the amount of debt securities which may be issued, and each Indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities are unsecured and rank in parity in right of payment with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated in right of payment to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations, and the obligors with respect thereto;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;
•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;
•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;
•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable Indenture;
•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;
•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable Indenture;
•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;
•	any terms with respect to subordination or security;
•	any listing on any securities exchange or quotation system;
•	additional or differing terms relating to the amendment or modification of the Indenture or waivers with respect to such Indenture or series of debt securities;
•	additional or differing provisions, if any, related to defeasance and discharge of the offered debt securities; and
•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to each of the Indentures, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the Senior Indenture. These senior debt securities would rank on an equal basis in right of payment with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the Subordinated Indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the Subordinated Indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;
•	all capitalized lease obligations;
•	all hedging obligations;
•	all obligations representing the deferred purchase price of property; and
•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and
•	any indebtedness that by its terms is subordinated in right of payment to, or ranks on an equal basis in right of payment with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable Indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
•	the ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.

Modification of the Indentures

Each Indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective Indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver, except to increase any such amount or to provide that certain provisions of the Indenture cannot be modified, amended or waived without the consent of the holder of each outstanding security affected thereby;
(2)	reduces the amount of interest, or changes the interest payment time, on any security;
(3)	waives a redemption payment or alters the redemption provisions (other than any alteration that would not materially adversely affect the legal rights of any holder under the Indenture) or the price at which we are required to offer to purchase the securities;
(4)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(5)	reduces the principal amount payable of any security upon maturity;
(6)	waive a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of such series and a waiver of the payment default that resulted from such acceleration);
(7)	changes the place or currency of payment of principal of or interest, if any, on any security other than that stated in the security;
(8)	impairs the right of any holder to receive payment of principal or, or interest on, the securities of such holder on or after the due dates therefor;
(9)	impairs the right to institute suit for the enforcement of any payment on, or with respect to, any security;
(10)	make any change in the table of contents, headings, and decisions and determinations relating to foreign currency under the Indenture;
(11)	changes the ranking of the securities in right of payment; or
(12)	makes any other change which is restricted by a specified in a board resolution, a supplemental indenture hereto or an officers’ certificate.

Events of Default

Each Indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium when due;
•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable Indenture which continues for 60 days after we receive notice of the default;
•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor and other than intercompany indebtedness) having a principal amount in excess of $25.0 million for the Senior Indenture and a minimum amount set forth in the applicable subsequent filing for the Subordinated Indenture, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and
•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each Indenture requires us to file annually after debt securities are issued under that Indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that Indenture. Each Indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each Indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each Indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the Indenture.

Defeasance and Discharge

The terms of each Indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the Indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling or there has been a change in the applicable United Stated federal income tax law to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the Indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable Indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the Indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;
•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or
•	there shall have occurred and be continuing an event of default under the applicable Indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or “DTC,” acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or “NSCC,” and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or “DTCC.” DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2017 DTCC Board of Directors is composed of 20 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including broker/dealers, custodian and clearing banks, and investment institutions; two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA; four directors are from non-participants; and the remaining two are the non-executive chairman and the chief executive officer and president of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;
•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;
•	the number of rights issued to each stockholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$85,539.01	(1)
FINRA filing fee	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Printing and typesetting expenses	$		*
Blue sky fees and expenses	$		*
Miscellaneous	$		*
Total	$		*
(1)	Pursuant to Rule 415(a)(6) under the Securities Act, the primary securities registered pursuant to the registration statement of which this prospectus forms a part (the “New Registration Statement”) include $473,497,906 of unsold common shares, other classes of units and debt securities, and the secondary securities registered pursuant to the New Registration Statement include 18,300,705 unsold common shares (collectively, “Unsold Previously Registered Securities”), that were previously registered on two previously filed registration statements on Form F-3 (File Nos. 333-197886 and 333-198832) (together, the “Previously Filed Registration Statements”). The Registrant has previously paid all applicable filing fees in connection with the registration of the Unsold Previously Registered Securities on the Previously Filed Registration Statements, which fees will continue to be applied to the Unsold Previously Registered Securities included in the New Registration Statement pursuant to Rule 415(a)(6). Accordingly, the amount of the registration fees has been calculated based only on $211,539,406.90 of secondary common shares being newly registered on this registration statement and $526,502,094 of securities of indeterminate number being newly registered on this registration statement. In accordance with Securities and Exchange Commission rules, the Registrant may continue to offer and sell the Unsold Previously Registered Securities during the grace period afforded by Rule 415(a)(5). If the Registrant sells any Unsold Previously Registered Securities during the grace period, the Registrant will identify in a pre-effective amendment to this registration statement the new amount of Unsold Previously Registered Securities to be carried forward to this registration statement in reliance upon Rule 415(a)(6) and any filing fee paid in connection with such Unsold Previously Registered Securities and the amount of any new securities to be registered. Pursuant to Rule 415(a)(6) under the Securities Act, the offering under the Previously Filed Registration Statements of the Unsold Previously Registered Securities registered thereunder will be deemed terminated as of the date of effectiveness of this registration statement.
*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

Certain matters of United States law will be passed upon for us and the Selling Shareholders by Paul, Weiss, Rifkind, Wharton & Garrison, LLP, New York, New York. Certain matters of Marshall Islands law and Liberian law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2016 and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

STAR BULK CARRIERS CORP.

$

      % Senior Notes due 2022

PROSPECTUS SUPPLEMENT

          , 2017

Morgan Stanley	Stifel